UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Amendment No. 1

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

CUNO INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No filing fee required.
☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.001 per share, of CUNO Incorporated

	(2)	Aggregate number of securities to which transaction applies: 18,395,701, which includes 17,260,563 shares of Common Stock, options to purchase 1,105,938 shares of Common Stock and existing SARs representing the right to appreciation in 29,200 additional shares of Common Stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 17,260,563 shares of Common Stock multiplied by $72.00 per share, (b) options to purchase 1,105,938 shares of Common Stock multiplied by $39.05 per share (which is the difference between $72.00 and $32.95, the weighted average exercise price per share of the options), and (c) existing SARs representing the right to appreciation in 29,200 additional shares of Common Stock multiplied by $19.57 per share (which is the difference between $72.00 and $52.43, the weighted average per share grant price of the SARs). In accordance with Rules 14a-6(a) and 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,286,518,859

	(5)	Total fee paid: $151,423.27

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

400 Research Parkway
Meriden, Connecticut 06450
June           , 2005
Dear Stockholders:
      You are cordially invited to attend a special meeting of stockholders of CUNO Incorporated to be held on           , at                     , local time, at our headquarters at 400 Research Parkway, Meriden, Connecticut 06450.
      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2005, by and among 3M Company, Carrera Acquisition Corporation and CUNO Incorporated. If the merger is completed, CUNO will become a subsidiary of 3M, and you will receive $72.00 in cash, without interest, for each of your shares of CUNO common stock and you will have no ongoing ownership interest in the continuing business of CUNO.
      The CUNO board of directors has determined that the merger is advisable, fair to and in the best interests of CUNO and its stockholders. Accordingly, the CUNO board has approved and adopted the merger agreement and recommends that you vote for the approval and adoption of the merger agreement at the special meeting.
      We cannot complete the merger unless holders of a majority of the outstanding shares of CUNO common stock vote to approve it. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important.
      We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about CUNO from documents that we have filed with the Securities and Exchange Commission.

Mark G. Kachur
Chairman, President and Chief Executive Officer
      This proxy statement is dated June      , 2005 and is first being mailed to stockholders on or about June      , 2005.

CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450

NOTICE OF SPECIAL MEETING

       A special meeting of the stockholders of CUNO Incorporated will be held at                     , local time, on           , 2005, at our headquarters at 400 Research Parkway, Meriden, Connecticut 06450. The purpose of the meeting will be:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2005, by and among 3M Company, Carrera Acquisition Corporation and CUNO Incorporated; and

2. to transact any other business that may properly come before the meeting of stockholders or any adjournment thereof.
      Only those persons who were holders of record of CUNO common stock at the close of business on                     , 2005, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each stockholder is entitled to one vote for each share of CUNO common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval and adoption of the merger agreement. You are entitled to appraisal rights under Delaware law, provided that you strictly comply with the procedures as described further in the accompanying proxy statement.
      The CUNO board of directors unanimously recommends that stockholders vote FOR the approval and adoption of the merger agreement at the special meeting and the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment thereof, including any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

By Order of the Board of Directors,

John A. Tomich
Secretary
Meriden, Connecticut
June           , 2005
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE ALL PROXIES YOU RECEIVE. STOCKHOLDERS OF RECORD CAN VOTE ANY ONE OF THREE WAYS:

•	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO VOTE BY PHONE.

•	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO VOTE VIA THE INTERNET.

•	BY MAIL: MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THE METHOD BY WHICH YOU DECIDE TO VOTE WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE SPECIAL MEETING. IF YOU LATER DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.
IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER HOLDER OF RECORD, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD TO BE ABLE TO VOTE AT THE MEETING. YOU MAY BE ABLE TO VOTE THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE HOLDER OF RECORD PROVIDES.
AN ADMISSION TICKET, WHICH IS REQUIRED FOR ENTRY INTO THE SPECIAL MEETING, IS ATTACHED TO YOUR PROXY CARD. IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR PROXY BUT KEEP THE ADMISSION TICKET AND BRING IT TO THE SPECIAL MEETING.
YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE
SPECIAL MEETING AND THE MERGER
      The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a CUNO stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.
The Special Meeting

Q:	Why are these proxy materials being sent to CUNO shareholders?

A:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the CUNO board of directors for use at the upcoming special meeting of CUNO shareholders.

Q:	When and where is the special meeting?

A:	The CUNO meeting is scheduled to be held at a.m., local time, on , , 2005 at the headquarters of CUNO at 400 Research Parkway, Meriden, Connecticut, unless it is postponed or adjourned.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on whether to approve and adopt the merger agreement by which CUNO will be acquired by 3M.

Q:	What vote is required for the stockholders to approve the merger?

A:	In order for the merger to be approved, holders of a majority of the outstanding shares of CUNO common stock must vote FOR the merger. Each share of CUNO common stock is entitled to one vote.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of CUNO common stock as of the close of business on June , 2005 are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares of CUNO common stock as soon as possible. You may vote your shares by returning the enclosed proxy by mail, or by voting by telephone or through the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.
The Merger

Q:	What is the proposed transaction?

A:	3M will acquire CUNO through a cash merger by merging a subsidiary of 3M into CUNO.

Q:	If the merger is completed, what will I receive for my common stock?

A:	You will receive $72.00 in cash, without interest, for each share of CUNO common stock you own.

Q:	Why is the CUNO board of directors recommending the merger?

A:	Our board believes that the merger is fair to and in the best interests of CUNO and its stockholders. To review our board’s reasons for recommending the merger, see pages 14 through 15.

Q:	Will I have the right to have my shares appraised if I dissent from the merger?

A:	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger, you must continuously hold your shares from the date of your demand for appraisal through the effective date of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “Appraisal Rights” on pages 26 through 28 of this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to close the merger in the third calendar quarter of 2005. The merger cannot be completed until a number of conditions are satisfied. The most important conditions are approval by CUNO stockholders at the special meeting and obtaining all necessary regulatory approvals and clearances (including under United States and certain foreign antitrust laws).

Q:	May we solicit alternative transactions?

A:	No. We may not solicit alternative transactions but we may respond to an unsolicited third party acquisition proposal if we receive it before the special meeting as long as we comply with the merger agreement. See page [32].

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, 3M will send you written instructions for exchanging your CUNO stock certificates. You must return your CUNO stock certificates as described in the instructions. You will receive your cash payment after 3M receives your stock certificates, together with the documents requested in the instructions.

Q:	Will I owe taxes as a result of the merger?

A:	The merger will be a taxable transaction for all holders of CUNO common stock. As a result, the cash you receive in the merger for your shares of CUNO common stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your shares of CUNO common stock. Refer to the section entitled “Material Federal Income Tax Consequences to United States Holders” on pages 21 through 22 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	I have stock options. If the merger is completed, what will I receive for my stock options?

A:	You will receive the excess of $72.00 over the exercise price of each unexercised stock option you hold at the time the merger is completed, for each share of CUNO common stock subject to the stock option.

Q:	Where can I find more information about CUNO and 3M?

A:	We and 3M each file periodic reports and other information with the Securities and Exchange Commission. This information is available at the Securities and Exchange Commission’s public reference facilities, the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, and the investor relations section of each of our company websites. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information” on page 38.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should call Morrow & Company, our proxy solicitation agent, toll-free at (800) 607-0088 or collect at (212)754-8000.

FORWARD-LOOKING INFORMATION
      This proxy statement may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. These risks and uncertainties include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	volumes of shipments of CUNO’s products;

•	changes in product mix and product pricing;

•	costs of raw materials for CUNO’s products;

•	the rate of economic and industry growth in the U.S. and the other countries in which CUNO conducts business;

•	economic and political conditions in the foreign countries in which CUNO conducts a substantial part of its operations and other risks associated with international operations including exchange rate fluctuations;

•	CUNO’s ability to protect its technology, proprietary products and manufacturing techniques; changes in technology;

•	changes in legislative, regulatory or industrial requirements and risks generally associated with new product introductions and applications;

•	domestic and international competition in CUNO’s global markets;

•	the ability to successfully introduce and market new products;

•	the ability to successfully launch initiatives to increase sales and reduce costs;

•	costs and other effects associated with product liability litigation;

•	our relationships with our major customers; and

•	other political, economic and technological factors and other risks referred to in our filings with the Securities and Exchange Commission.
      Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.
      All information contained in this proxy statement specifically relating to 3M and Carrera Acquisition Corporation has been supplied by 3M.

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a CUNO stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you. Page references are to the longer descriptions of these items in the proxy statement.
The Companies (Page 12)
CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450
(203) 237-5541
      CUNO Incorporated (which we refer to as CUNO or we) is a world leader in the designing, manufacturing and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases. Our products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, fluid processing, and healthcare markets. These products, most of which are disposable, effectively remove contaminants that range in size from molecules to sand particles.
3M Company
3M Center, Bldg. 220-9E-02
St. Paul, Minnesota 55144
(651) 733-1110
      3M Company (which we refer to as 3M) is a diversified technology company with a global presence in the following markets: consumer and office; display and graphics; electronics and telecommunications; health care; industrial; safety, security and protection services; and transportation.
Carrera Acquisition Corporation
3M Center, Bldg. 220-9E-02
St. Paul, Minnesota 55144
(651) 733-1110
      Carrera Acquisition Corporation (which we refer to as Merger Sub) is incorporated under the laws of the State of Delaware, is a direct wholly-owned subsidiary of 3M formed solely for purposes of the merger and is engaged in no other business.
The Special Meeting
Date, Time and Place (Page 9)
      The special meeting will be held on           , 2005, at            a.m., local time, at our headquarters at 400 Research Parkway, Meriden, Connecticut 06450.
Matters to be Considered (Page 9)
      You will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to consider any other matters that properly come before the meeting of stockholders, including any procedural matters in connection with the special meeting.
Record Date and Voting (Page 9)
      If you owned shares of CUNO common stock at the close of business on June           , 2005, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of

CUNO common stock owned on the record date. There are            shares of CUNO common stock entitled to be voted.
Required Vote (Page 9)
      Approval and adoption of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of CUNO common stock.
Voting by Proxy (Page 10)
      You may vote by returning the enclosed proxy by mail, or by voting by telephone or through the Internet. If you hold your shares through a broker or other nominee, you may also be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides.
Revocability of Proxy (Page 10)
      You may revoke your proxy at any time before it is voted. If you have not voted through your broker, you may revoke your proxy by:

•	submitting to the Secretary of CUNO, prior to the voting of your proxy, a written notice of revocation which is dated a later date than your proxy;

•	sending a later-dated proxy; or

•	voting in person at the special meeting.
      Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.
Shares Owned by CUNO Directors and Executive Officers (Page 11)
      As of May 26, 2005, our directors and executive officers owned approximately 2.45% of the outstanding shares of CUNO common stock excluding options. Each of them has advised us that he or she intends to vote all of their shares in favor of approval of the merger agreement.
Recommendation of the CUNO Board of Directors (Pages 14 through 15)
      Our board of directors has approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of CUNO and its stockholders. Our board recommends that stockholders vote FOR approval and adoption of the merger agreement at the special meeting.
The Merger Agreement
Structure and Effective Time (Page 28)
      Upon the terms and subject to the conditions of the merger agreement, Carrera Acquisition Corporation, a subsidiary of 3M, will be merged with and into CUNO. As a result of the merger, we will become a direct, wholly-owned subsidiary of 3M.
Consideration to be Received in the Merger (Page 29)
      In the merger, you will receive $72.00 in cash, without interest and subject to any applicable withholding taxes, for each share of CUNO common stock you hold immediately prior to the merger. Each CUNO stock option and other stock-based awards will become vested and cashed out at the time of the merger for an amount equal to the excess of $72.00 over the exercise price (less any applicable withholding taxes).

Conditions to the Merger (Pages 34 through 35)
      Before the merger can be completed, a number of conditions must be satisfied. These include:

•	approval of the merger agreement by holders of a majority of the outstanding shares of CUNO common stock;

•	the receipt of required regulatory approvals, including the expiration or termination of applicable waiting periods under United States and certain foreign antitrust laws;

•	the absence of any legal prohibitions against the merger; and

•	for each party, specified levels of compliance by the other with its representations and agreements under the merger agreement.
      We expect to merge shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the third calendar quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.
Opinion of CUNO’s Financial Advisor (Pages 15 through 21 and Appendix B)
      In connection with the merger, the CUNO board of directors received a written opinion from Citigroup Global Markets Inc., CUNO’s financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of CUNO common stock pursuant to the merger agreement. The full text of Citigroup’s written opinion, dated May 11, 2005, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to the CUNO board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. Citigroup’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.
Termination (Page 35)
      We and 3M may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	if the merger is not completed by October 31, 2005;

•	if any court or governmental agency issues a final order preventing the merger;

•	if the other party to the merger agreement breaches at specified levels its representations or agreements and fails to cure its breach, if curable, in 30 days;

•	by 3M, if our board of directors withdraws or changes its recommendation of the merger agreement in a manner adverse to 3M or approves or recommends, or if CUNO enters into an agreement relating to, another acquisition proposal;

•	if our stockholders fail to approve the merger at the special meeting; or

•	by us, if our board of directors determines that another acquisition proposal is a superior proposal and decides, subject to certain requirements, to enter into an agreement for the superior proposal.

Termination Fee (Pages 35 through 36)
      We must pay 3M a termination fee of $33 million if the merger agreement is terminated because:

•	we breach our obligation to call a special meeting before October 31, 2005 while there is an alternative public acquisition proposal, and we enter into an acquisition agreement for an alternative transaction, or an alternative transaction is completed, within 12 months after the date of termination;

•	we do not obtain stockholder approval at the special meeting (while there was an alternative public acquisition proposal), and we enter into an acquisition agreement within 12 months after the date of termination for an alternative transaction that later closes;

•	we withdraw or change our recommendation to shareholders in a manner adverse to 3M, or approve or recommend or enter into a competing acquisition proposal; or

•	we terminate the merger agreement to accept a superior proposal.
Interests of Certain Persons in the Merger (Pages 23 through 25)
      Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as CUNO stockholders. These interests include:

•	vesting and cash-out of all outstanding stock options to acquire CUNO common stock, all performance and restricted shares of CUNO common stock and all SARs including those held by our executive officers and directors, based on the same $72.00 per share price being paid to all CUNO stockholders, which based on holdings as of May 26, 2005 would result in an aggregate cash payment of $37,522,500.80 for all directors and executive officers;

•	agreements with our executive officers that provide for change in control severance benefits, that provide for an estimated aggregate cash severance benefit of approximately $11,046,971 for all executive officers, assuming a termination date of July 15, 2005, together with tax gross-up payments to the extent applicable, if their employment is terminated under specified circumstances within specified periods in connection with the merger;

•	an increased supplemental retirement benefit for our chairman, president and chief executive officer; and

•	proposed employment agreements between four of our executives, CUNO and 3M which are still being negotiated and that are expected to have three-year terms commencing upon completion of the merger; and

•	retention incentive agreement between Mr. Kachur, CUNO and 3M that provides for the payment of $550,000 in bonus payments for continuing his employment with CUNO for a period of 6 months following completion of the merger and for the payment of $1,000,000 in consulting fees to Mr. Kachur in return for his rendering of consulting services to CUNO for a period of two years following the end of his employment.

Governmental and Regulatory Approvals (Page 22)
      We and 3M have agreed to use our reasonable best efforts to obtain all regulatory approvals and clearances required in order to consummate the acquisition. We and 3M have made competition filings with the U.S. Department of Justice and Federal Trade Commission, as well as governmental authorities, in Austria, Brazil, Germany and Italy. To date we have received approvals or clearances from the competition authorities in the U.S. and Germany.
Material Federal Income Tax Consequences to United States Holders (Page 21 through 22)
      The merger will be a taxable transaction to CUNO stockholders. For United States federal income tax purposes, you will generally recognize gain or loss from the merger in an amount determined by the difference between the cash you receive and the adjusted tax basis in your CUNO common stock.

Appraisal Rights (Pages 26 through 28 and Appendix C)
      Under Delaware law, if you do not vote for approval of the merger, continuously hold your shares from the date of your demand for appraisal through the effective date, and comply with the other statutory requirements of the Delaware General Corporation Law, which we refer to as the DGCL, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $72.00 merger consideration.
The Special Meeting
Date, Time and Place
      This proxy statement is being furnished to CUNO stockholders as part of the solicitation of proxies by the CUNO board of directors for use at the special meeting to be held at                     , local time, on                     , 2005, at our headquarters at 400 Research Parkway, Meriden, Connecticut 06450.
Matters to be Considered
      The purpose of the special meeting will be:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2005, by and among 3M Company, Carrera Acquisition Corporation and CUNO Incorporated; and

2. to transact any other business that may properly come before the meeting of stockholders or any adjournment thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.
Record Date and Voting
      The holders of record of CUNO common stock as of the close of business on June      , 2005 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were       shares of CUNO common stock outstanding.
      The holders of a majority of the outstanding shares of CUNO common stock on June      , 2005, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of CUNO common stock held in treasury by CUNO or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. If a new record date is set for the adjourned special meeting, however, then a new quorum will have to be established.
Required Vote
      Each outstanding share of CUNO common stock on June      , 2005 entitles the holder to one vote at the special meeting. Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of CUNO common stock. In order for your shares of CUNO common stock to be included in the vote, you must vote your shares by returning the enclosed proxy or by voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.
      Because the affirmative vote of the holders of a majority of the outstanding shares of CUNO common stock entitled to vote at the special meeting is needed to approve the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the CUNO board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or, if available, to vote by the Internet or telephone.
Voting by Proxy; Revocability of Proxy
      Each copy of this document mailed to CUNO stockholders is accompanied by a proxy form and a self addressed envelope. You may vote by completing and returning the proxy card accompanying this document by mail in the enclosed postage-paid envelope.
      If you are a registered holder, there are two additional ways to vote your proxy:

Vote by telephone — call toll free (877) PRX-VOTE ((877) 779-8683)

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until [ ] on [ ], 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

Vote through the Internet — http://www.eproxyvote.com/cuno

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until [ ] on [ ], 2005.

•	Please have your proxy card and the last four digits of your Social Security Number of Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

      Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. The law of Delaware, where we are incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it have been authorized by the stockholder.
      If your shares are held in street name or through another nominee, your broker or nominee may provide the option of voting through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker or nominee to see which options are available and the procedures to be followed.
      You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of CUNO prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a properly executed later-dated proxy by mail, telephone or the Internet; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.
      Written notices of revocation and other communications about revoking your proxy should be addressed to:
CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450
Attention: John A. Tomich, Secretary
      If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.
      All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you vote your shares of CUNO common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.
      If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement. The CUNO board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement. However, proxies that indicate a vote against such procedural matters will not be voted in favor of such procedural matters and proxies that indicate a vote against approval and adoption of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the merger agreement.
      Stockholders should not send stock certificates with their proxy cards. If the merger is completed, stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their CUNO stock certificates.
Effect of Abstentions and Broker Non-Votes
      Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the approval and adoption of the merger agreement. For purposes of determining approval and adoption of the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.
Shares Owned by CUNO Directors and Executive Officers
      As of May 26, 2005, the directors and executive officers of CUNO owned, in the aggregate, 422,122 shares of CUNO common stock (excluding options), or approximately 2.45% of the outstanding shares of CUNO common stock. The directors and executive officers have informed CUNO that they intend to vote all of their shares of CUNO common stock in favor of the merger proposal.
Solicitation of Proxies
      CUNO will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting (although if the merger agreement is terminated under certain circumstances, 3M will reimburse CUNO for that cost). Officers and employees of CUNO may solicit proxies by telephone or in person, although they will not be paid for soliciting proxies. CUNO also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. CUNO has retained Morrow & Company to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $6,000, plus reimbursement of out-of-pocket expenses.
ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
Introduction
      CUNO is seeking approval of its stockholders for the merger agreement by and among 3M Company, Carrera Acquisition Corporation and CUNO Incorporated. In connection with the merger, CUNO stockholders would receive $72.00 in cash per share of CUNO common stock outstanding immediately prior to the merger.

The Companies

CUNO Incorporated
      CUNO Incorporated is a world leader in the designing, manufacturing and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases. Its products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, fluid processing, and healthcare markets. These products, most of which are disposable, effectively remove contaminants that range in size from molecules to sand particles. Headquartered in Meriden, Connecticut, CUNO is incorporated under the laws of the State of Delaware and its stock (ticker symbol: CUNO) is listed on the Nasdaq Stock Market. CUNO’s website address is http://www.cuno.com.

3M Company
      3M is a diversified technology company with a global presence in the following markets: consumer and office; display and graphics; electronics and telecommunications; health care; industrial; safety, security and protection services; and transportation. Headquartered in St. Paul, Minnesota, 3M has companies in more than 60 countries and serves customers in nearly 200 countries. 3M is incorporated under the laws of the State of Delaware and its stock (ticker symbol: MMM) is listed on the New York Stock Exchange. 3M’s website address is http://www.3m.com.

Carrera Acquisition Corporation.
      Carrera Acquisition Corporation is incorporated under the laws of the State of Delaware; is a direct wholly-owned subsidiary of 3M formed solely for purposes of the merger and is engaged in no other business.
Background of the Merger
      On an ongoing basis, our board and management review and evaluate strategic alternatives and opportunities with a view to enhance shareholder value.
      On December 8, 2004, our Chairman and Chief Executive Officer, Mr. Mark G. Kachur, and our Senior Vice President — Research & Development, Mr. Thomas J. Hamlin, visited 3M at 3M’s invitation to discuss potential areas of technological cooperation. At the conclusion of those discussions, Mr. James McNerney, Chairman and Chief Executive Officer of 3M, indicated to Mr. Kachur that 3M had an interest in considering an acquisition of CUNO.
      On January 12, 2005, we entered into a nondisclosure agreement with 3M regarding the mutual exchange of certain information. Also on January 12, 2005, employees from 3M met with CUNO research & development employees to discuss areas of possible technological cooperation.
      On March 10, 2005, Mr. Kachur and Mr. Hamlin met again with Mr. McNerney and discussed potential areas of cooperation and potential synergies that could be derived from a combination of the two companies. On the following day, March 11, 2005, Mr. McNerney called Mr. Kachur and informed him that 3M was interested in making a proposal to acquire CUNO.
      Mr. Kachur, Mr. Hamlin and Mr. Timothy B. Carney, our Senior Vice President — Worldwide Water Group, met with Mr. Harold Wiens, Executive Vice President — Industrial Business, Mr. Tony Theunissen, Division Vice President and Ms. Janet Yeomans, Vice President — Mergers and Acquisitions, in Chicago on March 29, 2005 and discussed CUNO’s business and prospects.
      On April 1, 2005, after several telephone conversations between Messrs. McNerney and Kachur as to the appropriate valuation of CUNO, Mr. McNerney called Mr. Kachur and indicated that 3M would be willing to pay $75.00 per share in cash to acquire CUNO, subject to satisfactory completion by 3M of its due diligence investigation of CUNO and 3M board approval.
      On April 11, our board of directors discussed the 3M proposal on a conference call and determined that our management should engage legal and financial advisors and pursue discussions with 3M regarding a potential transaction. We subsequently engaged Wachtell, Lipton, Rosen & Katz as our counsel for the potential transaction, and Citigroup Global Markets Inc. as our financial advisor.
      On April 19, our board met with our advisors to discuss 3M’s offer. Members of our senior management presented an overview of our business and competitive position, described the 3M proposal and discussed the rationale for effecting a transaction at this time. Our financial advisor reviewed certain financial aspects of the proposed transaction and our counsel described the responsibilities of our board.
      On April 21, CUNO and 3M executed a new confidentiality agreement pursuant to which 3M agreed to maintain the confidentiality of information provided by us to 3M as part of its due diligence investigation of our business and financial condition and to refrain from certain transactions involving CUNO or our outstanding stock. Later that day, we began to make non-public information about our business and financial condition available to 3M and its advisors, including information available at a data room located at our counsel’s office. We continued to make such information available to 3M and its advisors through May 11, 2005 and our management and advisors met with representatives and advisors of 3M on several occasions during this period to discuss such information.
      Also on April 21, counsel to 3M delivered to our counsel a draft of the merger agreement and from April 21 through May 6 counsel negotiated certain terms of the proposed merger agreement.
      On May 6, Mr. McNerney of 3M advised Mr. Kachur that 3M was not prepared to proceed with the acquisition at the previously indicated price of $75 per share. Mr. McNerney stated that the primary reason for this decision was that, as we had discussed with 3M as part of the due diligence process, our operating performance for the fastest growing part of our business was likely to be less than 3M had previously expected.
      On several occasions from May 6 through May 9, Messrs. McNerney and Kachur discussed the recent operating performance and outlook for CUNO and the price per share at which 3M would be willing to proceed with the acquisition. On May 9, Mr. McNerney informed Mr. Kachur that 3M would be prepared to proceed with the acquisition at a price of $72.00 per share (subject to 3M board approval) and, after consultation with several members of our board of directors, Mr. Kachur advised Mr. McNerney that he would be prepared to recommend the acquisition to our board at a price of $72.00 per share if all other terms of the acquisition could be agreed upon promptly.
      Our counsel and 3M’s counsel began again to negotiate the terms of the merger agreement on the evening of May 9.
      From May 9 through May 11, 3M and its counsel negotiated with two of our executive officers and our counsel the terms of non-binding employment term sheets to be followed by definitive employment agreements that will become effective upon completion of the acquisition (see “— Interests of Certain Persons in the Merger”).
      On May 10, our board met to discuss the proposed transaction. Members of our senior management presented an overview of the negotiations to date and the rationale for the proposed transaction. Our counsel described the responsibilities of our board, and the detailed terms of the proposed merger agreement, including the few remaining open items. Also at this meeting, our financial advisor reviewed with our board its financial analysis of the proposed $72 per share cash consideration. Our board adjourned for the day, agreeing to reconvene the meeting the next afternoon.
      On May 10, we were advised that 3M’s board had approved the proposed acquisition, subject to finalizing the terms of the merger agreement to Mr. McNerney’s satisfaction. Mr. McNerney and Mr. Kachur, and our and 3M’s respective counsel, continued to negotiate the final terms of the merger agreement on May 10 and May 11.
      On the afternoon of May 11, our board reconvened to finalize consideration of the acquisition and the proposed merger agreement. Counsel reported to our board the satisfactory resolution of the final issues in the proposed merger agreement. Citigroup rendered to the board its oral opinion, which was confirmed by delivery of a written opinion dated May 11, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of shares of CUNO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Our board unanimously determined that the merger was advisable, fair to and in the best interests of CUNO’s stockholders; approved the merger agreement and the transactions contemplated by the merger agreement; and recommended that the CUNO stockholders approve and adopt the merger agreement.
      Later on May 11, the parties executed the merger agreement and 3M and certain CUNO executives executed their employment term sheets. We and 3M publicly announced the merger early in the morning of May 12.
CUNO’s Reasons for the Merger; Recommendation of the CUNO Board of Directors
      At a meeting on May 11, 2005, the CUNO board of directors unanimously determined that the merger is advisable, fair to, and in the best interests of CUNO and its stockholders and approved the merger agreement. Accordingly, the CUNO board recommends that CUNO stockholders vote FOR approval and adoption of the merger agreement at the special meeting and the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment thereof, including any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.
      In reaching its decision to approve the merger agreement and to recommend that CUNO stockholders vote to approve the merger agreement, the CUNO board considered a number of factors, including the following material factors:

•	CUNO board’s familiarity with, and presentations by CUNO’s management regarding, the business, operations, properties and assets, financial condition, business strategy, and prospects of CUNO (as well as the risks involved in achieving those prospects), and discussions with CUNO’s financial advisor regarding the nature of the filtration industry in which CUNO competes and general industry, economic and market conditions;

•	the fact that the merger consideration is all cash, not subject to a financing condition and provides certainty of value to CUNO’s stockholders;

•	the potential stockholder value from other alternatives available to us, including the alternative of remaining an independent company and conducting an auction process for the company, as well as the risks and uncertainties associated with those alternatives;

•	the current and historical market prices of CUNO common stock relative to those of other industry participants and general market indices, and the fact that the $72.00 merger consideration represents a 31.3% premium over the closing price of CUNO common stock on the last trading day prior to the public announcement of the merger agreement, and a 7.4% premium over the highest trading price of CUNO common stock at any time during the three-year period preceding CUNO’s May 12th announcement;

•	the financial presentation of Citigroup, including its opinion, dated May 11, 2005, to the CUNO board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of CUNO common stock, as more fully described below under the caption “Opinion of CUNO’s Financial Advisor”;

•	the terms of the merger agreement, as reviewed by the CUNO board with our legal advisors, including that the conditions to closing the merger are limited to our stockholder approval, antitrust clearance and other customary conditions (see “The Merger Agreement”);

•	the likelihood of the merger being approved by the appropriate regulatory authorities (see “Governmental and Regulatory Approvals”);

•	the terms of the merger agreement which provide that under certain circumstances, and subject to certain conditions, CUNO can furnish information to and conduct negotiations with a third party, terminate the merger agreement and enter into an agreement relating to a superior proposal (see “The

Merger Agreement — No Solicitation of Alternative Transactions,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee”);

•	the belief that the $33 million termination fee that would be payable in connection with the termination of the 3M merger agreement to enter into a superior proposal (representing approximately 2.5% of the aggregate enterprise value of 3M’s proposal) was reasonable in the context of break-up fees that were payable in comparable transactions and would not preclude or deter another party from making a competing proposal;

•	the effects of the merger on CUNO’s employees, and the terms of the merger agreement relating to employee benefits matters; and

•	the belief that the combination will provide increased financial strength, greater resources to grow CUNO’s brands and new opportunities to build customer relationships and provide a broader range of quality products to our customers.

      The CUNO board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•	the risks and costs to CUNO if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the interests of CUNO’s officers and directors in the merger described under “— Interests of Certain Persons in the Merger”;

•	the fact that the all-cash price would not allow our stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	the possibility that a U.S. or foreign regulatory authority may seek to impose conditions on or enjoin or otherwise prevent or delay the merger, or that the closing may not occur at all;

•	the fact that the all-cash price would be taxable to stockholders; and

•	the customary restrictions on the conduct of CUNO’s business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent CUNO from undertaking extraordinary business opportunities that may arise over the next year so long as the merger agreement remains in effect.
      The foregoing discussion addresses the material information and factors considered by the CUNO board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the CUNO board did not find it practicable to quantify, or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the CUNO board may have given different weights to different factors.
Opinion of CUNO’s Financial Advisor
      CUNO has retained Citigroup Global Markets Inc. as CUNO’s financial advisor in connection with the merger. In connection with this engagement, CUNO requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of CUNO common stock. On May 11, 2005, at a meeting of the CUNO board of directors held to evaluate the merger, Citigroup rendered to the CUNO board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to holders of CUNO common stock.
      In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of CUNO and senior officers and other representatives and advisors of 3M concerning CUNO’s business, operations and prospects;

•	examined publicly available business and financial information relating to CUNO;

•	examined financial forecasts and other information and data relating to CUNO which were provided to or otherwise discussed with Citigroup by CUNO’s management;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of CUNO common stock, and CUNO’s historical and projected earnings and other operating data, capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of other transactions effected which Citigroup considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of CUNO; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.
      In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of CUNO’s management that they were not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to CUNO provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by CUNO’s management that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of CUNO’s management as to the future financial performance of CUNO. Citigroup assumed, with CUNO’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CUNO or the merger.
      Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CUNO, and did not make any physical inspection of the properties or assets of CUNO. Citigroup was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of CUNO, and Citigroup was not requested to consider, and its opinion did not address, CUNO’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for CUNO or the effect of any other transaction in which CUNO might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, CUNO imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.
      The full text of Citigroup’s written opinion, dated May 11, 2005, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. Citigroup’s opinion was provided to the CUNO board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. Citigroup’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

      In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CUNO. No company, business or transaction used in those analyses as a comparison is identical to CUNO or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.
      The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.
      The type and amount of consideration payable in the merger was determined through negotiation between CUNO and 3M and the decision to enter into the merger was solely that of CUNO’s board of directors. Citigroup’s opinion was only one of many factors considered by the CUNO board of directors in its evaluation of the merger and should not be viewed as determinative of the views of CUNO’s board or management with respect to the merger or the consideration payable in the merger.
      The following is a summary of the material financial analyses presented to the CUNO board of directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Selected Companies Analysis
      Citigroup reviewed financial and stock market information and public market trading multiples of CUNO and seven selected publicly held companies in the filtration products industry. These companies, which are listed below, were selected for comparison with CUNO primarily because they have similar products and operate in markets generally comparable to those of CUNO:

•	Pentair, Inc.
•	Pall Corporation
•	Millipore Corporation
•	ESCO Technologies Inc.
•	BWT AG
•	Zenon Environmental Inc.
•	Calgon Carbon Corporation

      Citigroup reviewed firm values, calculated as equity value, based on the per share price and fully diluted shares outstanding as reflected on each company’s latest publicly available information, plus the book value of debt and minority interests, less cash and cash equivalents and the book value of investments in unconsolidated affiliates, as multiples of latest 12 months and estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Citigroup also reviewed closing stock prices as a multiple of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as price-to-earnings, or P/E, multiples. Citigroup then applied ranges of selected multiples of latest 12 months and estimated calendar year 2005 EBITDA and EBIT derived from the selected companies to corresponding financial data of CUNO for the 12 months ended January 31, 2005 and calendar year 2005. Citigroup also applied a range of selected calendar years 2005 and 2006 estimated P/E multiples derived from the selected companies for which such data was available to corresponding financial data of CUNO for calendar years 2005 and 2006. Multiples for the selected companies were based on closing stock prices on May 9, 2005. Historical data for the selected companies were based on public filings of the selected companies. Historical financial data for CUNO were provided by CUNO’s management on a pro forma basis to include the financial performance of WTC Industries, Inc., which CUNO acquired on August 2, 2004. Estimated financial data for the selected companies were based on mean estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles research analysts’ estimates). Estimated financial data for CUNO were based on internal estimates of CUNO’s management. This analysis indicated the following approximate implied per share equity reference range for CUNO, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Per Share
for CUNO	Merger Consideration

$42.00-$52.00	$72.00

Precedent Transactions Analysis
      Citigroup reviewed the transaction value multiples paid in 16 selected transactions in the filtration products industry announced since May 1996. These transactions, which are listed below, were selected for comparison with the merger primarily because they involved target companies which had similar products and operated in markets generally comparable to those of CUNO and for which sufficient information was publicly available:

Date Announced	Acquiror	Target

• November 24, 2004	• General Electric Company (GE Infrastructure)	• Ionics, Incorporated
• September 20, 2004	• Danaher Corporation	• Trojan Technologies Inc.
• May 26, 2004	• CUNO	• WTC Industries, Inc.
• May 12, 2004	• Siemens AG (Industrial Solutions and Services Group)	• United States Filter Corporation
• February 4, 2004	• Pentair, Inc.	• WICOR Industries, LLC
• January 10, 2004	• Clayton, Dubilier & Rice, Inc.	• Culligan International
• November 18, 2003	• Pentair, Inc.	• Everpure, Inc.
• November 4, 2002	• General Electric Company (GE Power Systems)	• Osmonics, Inc.
• September 3, 2002	• Pentair, Inc.	• Plymouth Products, Inc. (US Filter business)
• February 14, 2002	• Pall Corporation	• United States Filter Corporation (Filtration and Separations Group)
• April 21, 1999	• Danaher Corporation	• Hach Company
• March 22, 1999	• Vivendi Environnement SA	• United States Filter Corporation
• February 9, 1998	• United States Filter Corporation	• Culligan Water Technologies Inc.
• September 17, 1997	• United States Filter Corporation	• Memtec Ltd.
• December 31, 1996	• Calgon Carbon Corporation	• Advanced Separation Technologies, Inc.
• May 15, 1996	• United States Filter Corporation	• David Water & Waste Industries, Inc.
Citigroup reviewed firm values in the selected transactions as multiples of latest 12 months EBIT and EBITDA and one-year forward estimated EBITDA. Citigroup then applied a range of selected multiples of latest 12 months EBIT and EBITDA and one-year forward estimated EBITDA derived from the selected transactions for which such data was available to corresponding financial data of CUNO for the 12 months ended January 31, 2005 and calendar year 2005. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Historical financial data for CUNO were provided by CUNO’s management on a pro forma basis to include the financial performance of WTC Industries, Inc., which CUNO acquired on August 2, 2004. Estimated financial data for CUNO were based on internal estimates of CUNO’s management. This analysis indicated the following approximate implied per share equity reference range for CUNO, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Per Share
for CUNO	Merger Consideration

$44.00-$55.00	$72.00

Discounted Cash Flow Analysis
      Citigroup performed a discounted cash flow analysis of CUNO to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that CUNO could generate over CUNO’s fiscal years 2005 through 2009. Estimated financial data for CUNO were based on internal estimates of CUNO’s management. Citigroup calculated a range of estimated terminal values by applying a range of EBITDA terminal value multiples of 12.0x to 14.0x, which range was derived taking into consideration the EBITDA trading multiples of the filtration products companies referred to above under “Selected Companies Analysis,” to CUNO’s fiscal year 2009 estimated EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value as of April 30, 2005 using discount rates ranging from 8.5% to 9.5%, which range was derived taking into consideration the estimated weighted average cost of capital for CUNO calculated utilizing selected financial and market data for the filtration products companies referred to above under “Selected Companies Analysis.” Citigroup calculated an implied enterprise reference range for CUNO by adding the implied present values of the unlevered, after-tax free cash flows and the implied present values of the terminal values. An implied equity reference range for CUNO was then calculated by subtracting from this implied enterprise reference range CUNO’s book value of net debt (calculated as total debt less cash and cash equivalents as of January 31, 2005). This analysis indicated the following approximate implied per share equity reference range for CUNO, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Per Share
for CUNO	Merger Consideration

$61.00-$73.00	$72.00

Other Factors
      In rendering its opinion, Citigroup also reviewed and considered other factors, including:

•	the premium implied for CUNO based on the merger consideration relative to the closing price of CUNO common stock on May 9, 2005 as well as the premiums implied for CUNO based on the merger consideration relative to the high and low closing prices of CUNO common stock during the 52-week period preceding May 9, 2005;

•	historical trading prices and trading volumes of CUNO common stock from January 1, 2004 to May 9, 2005;

•	trading volumes of CUNO common stock at various price ranges during the three-month, six-month, nine-month and 12-month periods ended May 9, 2005;

•	the relationship between movements in CUNO common stock, movements in the common stock of selected companies in the filtration products industry and movements in the Standard & Poor 500 index; and

•	publicly available research analysts’ reports for CUNO, including EPS estimates for CUNO for fiscal year 2005 and the second quarter of fiscal year 2005.

Miscellaneous
      Under the terms of Citigroup’s engagement, CUNO has agreed to pay Citigroup for its financial advisory services in connection with the merger an opinion fee of $2.0 million, which fee was payable in connection with the delivery of Citigroup’s opinion, and a transaction fee (against which the opinion fee will be credited), payable contingent upon consummation of the merger, equal to 0.5% of the total consideration, including liabilities assumed, payable in the merger. The aggregate fee payable to Citigroup is currently estimated to be approximately $6.8 million. CUNO also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Citigroup and its affiliates in the past have provided services to CUNO unrelated to the merger, for which services Citigroup and its affiliates have received compensation, including having acted as CUNO’s financial advisor in 2004 in connection with an acquisition transaction. Citigroup’s fees from its past services to CUNO totaled approximately $850,000 during the past two years. Citigroup and its affiliates also in the past have provided, and in the future may provide, services to 3M unrelated to the merger, for which services Citigroup and its affiliates have received, and would expect to receive, compensation, including having acted as an agent for a medium-term notes issuance by 3M in 2003 and as trustee under the indenture governing such medium-term notes. In addition, one of Citigroup’s affiliates is a lender under a credit facility of 3M, for which services such affiliate has received, and expects to receive, compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of CUNO and 3M for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with CUNO, 3M and their respective affiliates.
      CUNO selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation, experience and familiarity with CUNO, 3M and their respective businesses. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Material Federal Income Tax Consequences to United States Holders
      The following is a general discussion of material United States federal income tax consequences to beneficial owners of CUNO common stock of the receipt of cash in exchange for CUNO common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of CUNO common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular CUNO stockholder in light of the CUNO stockholder’s personal investment circumstances, nor does it address tax consequences for those CUNO stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), CUNO stockholders who hold shares of CUNO common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or CUNO stockholders who acquired their shares of CUNO common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a CUNO stockholder. CUNO stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for CUNO common stock pursuant to the merger.
      The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of CUNO common stock will recognize capital gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in CUNO common stock exchanged for cash in the merger. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. If the shares of CUNO common stock were held for more than one year on the date the merger closes, the gain or loss will be long-term capital gain or loss. In the case of stockholders who are individuals, long-term capital gains are subject to tax at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.

      Under the United States federal income tax backup withholding rules, unless an exemption applies, 3M generally is required to and will withhold 28% of all payments to which a CUNO stockholder or other payee is entitled in the merger, unless the CUNO stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and certifies under penalties of perjury that the number is correct, and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each CUNO stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.
      CUNO stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for CUNO common stock pursuant to the merger.
Governmental and Regulatory Approvals
      We and 3M have agreed to use our reasonable best efforts to obtain all regulatory approvals required in order to consummate the acquisition.
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as our acquisition by 3M, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On May 27, 2005, we and 3M filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act. On June 27, 2005, the waiting period under the HSR Act expired without any action by the Department of Justice or the Federal Trade Commission.
      In addition, we and 3M are required to make filings and obtain regulatory approvals from various other governmental authorities, including in Austria, Brazil, Germany and Italy. All of these filings have been made. On June 15, 2005, we received approval from the German Federal Cartel Office. We must receive approval of the Austrian Cartel Court prior to completion of the acquisition. The initial review period in Austria typically lasts approximately six to seven weeks from the date of filing (which was June 8, 2005). The closing may proceed before clearance is received from the competition authorities in Brazil and Italy.
      It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the acquisition. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete our acquisition by 3M or that the granting of these approvals will not involve the imposition of conditions on completion of the acquisition or require changes to the terms of the acquisition. These conditions or changes could result in conditions to the acquisition not being satisfied. See “The Merger Agreement — Mutual Covenants of CUNO, 3M and Merger Sub” and “The Merger Agreement — Conditions to the Merger.”

Interests of Certain Persons in the Merger
      In considering the recommendation of the CUNO board of directors with respect to the merger agreement, CUNO’s shareholders should be aware that some of CUNO’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of CUNO’s shareholders generally. The CUNO board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that CUNO’s shareholders vote in favor of approving the merger agreement.

Equity Compensation Awards
      The merger agreement provides that upon completion of the merger, each CUNO stock option, including those held by executive officers and directors of CUNO, will be cancelled and converted into the right to receive within two business days following completion of the merger an amount in cash per share subject to the option equal to the excess, if any, of the merger consideration over the per share exercise price of the option. In addition, the merger agreement provides that, upon completion of the merger, each share of performance and restricted stock based upon shares of CUNO common stock, including those held by executive officers and directors of CUNO, will be cancelled and converted into the right to receive upon completion of the merger an amount in cash equal to the merger consideration. Upon completion of the merger, each stock option, performance share and share of restricted stock will vest in full. Based on CUNO equity compensation awards held by executive officers and directors of CUNO as of May 26, 2005 and assuming a closing date of July 15, 2005, upon completion of the merger, Messrs. Kachur, Flynn, Hamlin, Carney, and Doina, the remaining executive officers as a group, and the directors as a group, would receive, as of completion of the merger, $5,276,299.05, $4,748,619.60, $1,951,654.30, $2,405,101.20, $2,107,502.95, $2,026,642.70 and $2,929,225, respectively, with regard to shares subject to their stock options and SARs; and $7,632,792, $3,529,368, $576,000, $535,896, $142,200, $444,312 and $3,432,888, respectively, with regard to their performance shares and restricted stock.

Change of Control Agreements
      Each of CUNO’s executive officers, including Messrs. Kachur, Flynn, Hamlin, Carney and Doina, is party to a change of control agreement. Under the terms of the change of control agreements, in the event that, within three years following a change of control, such as completion of the merger, the executive’s employment is terminated by CUNO without “cause” or by the executive for “good reason” (as each term is defined in the agreements), the executive officer will be entitled to (1) accrued and unpaid base salary through the date of termination and a pro rata portion through the date of termination of the higher of (a) the annual incentive paid or payable to the executive for the year in which the date of termination occurs or (b) the average of the two highest annual incentives during the five preceding years (such higher amount referred to as the “reference bonus”); (2) three times, for Messrs. Kachur, Flynn, Hamlin and Carney, and two times, for all other executive officers, the sum of the executive’s base salary and the reference bonus; (3) 100% or a pro rata portion (depending on the date of termination) of the value of any shares, dividends or other property payable with respect to performance shares; (4) all vested amounts earned by such executives through the date of termination under the terms of any other compensation and benefit program of CUNO in which they participated, including any supplemental executive retirement plan; (5) for three years with respect to Messrs. Kachur, Flynn, Hamlin and Carney, or two years, with respect to the other executive officers, following the date of termination, continuation of welfare plan benefits (with respect to Mr. Kachur only, lifetime for medical benefits) and tax qualified defined contribution and supplemental retirement plan accruals, or cash payments equal to the value of such additional benefits, payment of automobile allowances under CUNO’s auto leasing policy, payment of lunch and country club membership dues or fees, and payment of life insurance premiums on the lives of such executives; (6) solely with respect to Messrs. Kachur, Flynn, Hamlin and Carney, for one year following the date of termination, reasonable personal tax accounting and financial planning services by a firm selected by the executive; and (7) outplacement services by a firm selected by the executive. Under the current change of control agreements, in the event that any of Messrs. Kachur, Flynn, Hamlin and Carney becomes subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the executive will receive an additional cash payment such that he is placed in the same after-tax position as if no excise tax had been imposed. In the event that any of the other executive officers would become subject to the excise tax under Section 4999 of the Code the payments due to the executive will be reduced to the maximum amount that the executive could receive without being subject to the tax unless the agreement is amended to gross up the employees for tax liabilities. Mr. Kachur’s agreement permits him to resign for “good reason” if he fails to serve as chief executive officer and chairman of the board of directors of a publicly traded company following a change in control.
      3M and CUNO are currently negotiating a retention and consulting arrangement with Mr. Kachur which is intended to be entered into prior to completion of the merger. It is anticipated that the material terms of Mr. Kachur’s retention and consulting arrangement will include the following: (i) Mr. Kachur will be paid $550,000 upon completion of continued employment during the 6-month period immediately following the completion of the merger (or following termination of employment as a result of death, disability or by CUNO without cause) during which period he will perform certain transition services; (ii) upon completion of the merger Mr. Kachur will be paid his severance benefits under his CUNO change of control agreement as if his employment had been terminated without cause and, following completion of the merger, his SERP will be terminated and paid out in a lump sum; (iii) for two years following the end of the 6-month retention period, Mr. Kachur will perform consulting services to CUNO for compensation equal to $41,667 per month; (iv) by mutual agreement the parties may extend the consulting period for an additional year for compensation equal to $16,667 per month; and (v) Mr. Kachur’s restrictive covenants will be extended for an additional two years from the periods set forth in his change of control agreement. This arrangement remains under discussion and its terms have not yet been finalized. Mr. Flynn is also in discussions with 3M over a retention bonus to be paid to him as an incentive for him to remain employed during an interim period following completion of the merger. Assuming that the merger is completed on July 15, 2005 and each of the executive officers’ employment is terminated by CUNO without “cause” or by the officers for good reason immediately after completion, the amount of cash severance (based upon current base salaries and target bonus amounts) that would be payable to each of Messrs. Kachur, Flynn, Hamlin, Carney, and Doina and, the remaining executive officers as a group, and the directors as a group, is $4,159,925, $1,935,266, $1,325,076, $1,271,065, and $679,057 and $1,676,582, respectively.

Supplemental Executive Retirement Benefit for Mr. Kachur
      Mr. Kachur is entitled to a supplemental retirement benefit calculated in accordance with CUNO’s pension plan except that such benefit is calculated using a base salary plus target award bonus (excluding the stock payout premium) and average compensation of the highest three consecutive years during the 10 year period immediately preceding separation from service. Service is generally credited under the formula such that upon attainment of age 60, Mr. Kachur will be credited with 12 years of service; upon attainment of age 62, Mr. Kachur will be credited with 17 years of service; and upon attainment of age 65, Mr. Kachur will be credited with 25 years of service. Upon a change of control, such as completion of the merger, Mr. Kachur’s benefit will be based on Mr. Kachur’s highest annual base salary and the greater of his highest bonus earned or highest target level bonus established for Mr. Kachur (in each case, excluding the stock payout premium). In addition, he will be deemed to have 20 years of service, if greater than his actual years of service (11 years as of June 1, 2005). Assuming the merger is completed on July 15, 2005, the increase to the incremental present value of Mr. Kachur’s Supplemental Executive Retirement Benefit based on the additional years of credited service and change to the benefit formula in connection with a change of control will be approximately $2.2 million. The exact amount will depend on certain contingent events including changes to interest rates.

Term Sheets with Messrs. Carney and Hamlin
      3M has entered into non-binding term sheets with each of Messrs. Carney and Hamlin that express the intent of the parties to enter into employment agreements that are expected to have three-year terms commencing upon completion of the merger. The term sheets provide that Messrs. Carney and Hamlin will have annual base salaries of $236,250 and $220,500, respectively, with a target bonus of 60% of their respective annual base salaries. In addition, each of the executives will receive annual long-term incentive grants having a value not less than each executive’s most recent annual grants under CUNO’s long term incentive compensation plan based on value at grant. The term sheets provide that Messrs. Carney and Hamlin will receive, in addition to their annual grants, a grant upon completion of the merger of 3M restricted stock with a value equal to $1,291,875 and $1,257,690, respectively, based on the closing 3M stock price upon completion of the merger. The restricted stock grant will vest in equal installments on each of the first three anniversaries of completion of the merger, subject to the executive’s continued employment with CUNO on each such date. In addition, on the first anniversary of completion of the merger, each of Messrs. Carney and Hamlin will receive a special cash retention bonus equal to one times the executive’s annual base salary, subject to the executive’s continued employment with CUNO on such date. The term sheets also set forth the parties’ intent to revise the “good reason” definitions in the executives’ current change of control agreements to clarify that the changes in CUNO’s structure and the executive’s reporting relationship solely as a result of the merger will not constitute “good reason” so long as the executive retains his current position with the same or greater duties and responsibilities and substantially similar reporting relationship as in effect immediately prior to completion of the merger.
      In the event that Messrs. Carney’s or Hamlin’s employment is terminated (1) by CUNO without “cause” or by reason of the executive’s “disability,” (2) by the executive for “good reason,” (as each such term is defined in the change of control agreement) or (3) by reason of the executive’s death, the term sheets provide that CUNO will pay or provide the executive at the time specified in the change of control agreement described above: (a) an amount equal to the excess of (I) the payments provided under his current change of control agreement over (II) the value of the 3M restricted stock (based on the value on grant) that has vested prior to the date of termination; (2) if the termination occurs prior to the payment of the retention bonus, an amount equal to the retention bonus; (3) any portion of the 3M restricted stock that would have vested within the 12-month period immediately following the date of termination will become vested as of the date of termination; and (4) the other payments and benefits under the executive’s change of control agreement. Except as described in the term sheets, the applicable terms of the executives’ employment and change of control agreements will be carried over into any new agreement that the executives enter into memorializing the terms set forth in the term sheets.
Proposed Employment Agreements with Messrs. Doina and McLaren
      CUNO, 3M and each of Messrs. Doina and McLaren are in discussions with regard to proposed employment agreements to become effective as of completion of the merger. It is anticipated that the proposed agreements would have three-year terms commencing upon completion of the merger, generally maintain current compensation and benefits levels and provide for a 3M restricted stock grant based upon the severance such individuals would have received had they been terminated without cause under their current CUNO change of control agreements which will vest in a similar manner to that described for Messrs. Hamlin and Carney above.
      In addition, it is anticipated that on the first anniversary of completion of the merger Messrs. Doina and McLaren will receive a special cash retention bonus equal to one times the executive’s annual base salary, subject to the executive’s continued employment with CUNO through the first anniversary of the merger. It is further anticipated that Messrs. Doina and McLaren would modify their “good reason” definitions in a similar manner as described above with respect to the term sheets entered into with Messrs. Hamlin and Carney and that the severance provisions in their current change of control agreements will be perserved. The foregoing anticipated terms and the remaining terms of the employment of Messrs. Doina and McLaren have not been finalized and remain subject to further negotiation and modification.
Amendment to CUNO Rights Agreement
      In contemplation of the signing of the merger agreement, CUNO also amended its rights agreement with Equiserve Trust Company N.A. (successor as rights agent to ChaseMellon Shareholder Services L.L.C.) to provide that the preferred stock purchase rights will not become exercisable because of the approval, execution or delivery of the merger agreement, the consummation of the merger, or the consummation of any of the other transactions contemplated in the merger agreement.

      Among other things, the amendment also provides that the rights will expire immediately prior to the closing of the merger.
Appraisal Rights
      Pursuant to Section 262 of the DGCL, any holder of CUNO common stock who does not wish to accept the $72.00 merger consideration may dissent from the merger and elect to have the fair value of his or her shares of CUNO common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Appendix C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of CUNO common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CUNO common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, CUNO believes that stockholders who consider exercising these rights should seek the advice of counsel.
      Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by CUNO’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Appendix C. Any holder of CUNO common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.
      Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to CUNO a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.
      Neither voting (in person or by proxy) against, abstaining from voting on, nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
      Only a holder of record of shares of CUNO common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of CUNO common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of CUNO common stock owned and that the stockholder intends to demand appraisal of his or her CUNO common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.
      A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: John A. Tomich, Secretary, CUNO Incorporated, 400 Research Parkway, Meriden, Connecticut 06450.
      If the merger agreement is adopted, CUNO will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of CUNO who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of CUNO common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
      Under the merger agreement, CUNO has agreed to give 3M prompt notice of any demands for appraisal received by it and attempted withdrawals of those demands. 3M will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. CUNO will not, except with the prior written consent of 3M, settle, offer to settle or make any payment with respect to any demands for appraisal.
      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement, and with respect to which demands for appraisal have been received, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.
      If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of CUNO common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

      Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $72.00 merger consideration. Citigroup’s opinion is not an opinion as to fair value under Section 262 of the DGCL.
      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).
      Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. The merger agreement is the primary legal document that governs the merger and you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Appendix A to this proxy statement and is incorporated by reference into this proxy statement.
Form of Merger
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a direct wholly-owned subsidiary of 3M created solely for the purpose of giving effect to the merger, will merge with and into CUNO. CUNO will be the surviving corporation in the merger and will continue its corporate existence in accordance with Delaware law.
Structure and Effective Time
      The merger agreement provides that we will complete the merger no later than the second business day following the satisfaction or waiver of certain conditions. We intend to complete the merger as promptly as practicable, subject to receipt of our stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger in the third calendar quarter of 2005, we cannot specify when, or assure you that, CUNO and 3M will satisfy or waive all conditions to the merger.
Stockholder Meeting
      We agreed to call a stockholder meeting to consider and vote upon the merger agreement and the merger.
Certificate of Incorporation and Bylaws
      The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation and the certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger to reflect the provisions of Merger Sub’s certificate of incorporation.

Board of Directors and Officers of the Surviving Corporation
      The directors and officers of Merger Sub immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.
Consideration to be Received in the Merger
      Upon completion of the merger, each of your shares of CUNO common stock will be canceled and converted into the right to receive cash in the amount of $72.00, without interest. All shares of CUNO common stock, if any, that 3M, Merger Sub, CUNO or their respective subsidiaries own will be canceled upon completion of the merger and no payment will be made for such shares. Holders of shares of CUNO common stock are entitled to assert dissenters’ appraisal rights instead of receiving the merger consideration. For a description of these dissenters’ rights, please refer to “Appraisal Rights.”
Payment Procedures
      3M will appoint a paying agent reasonably approved by us prior to closing that will make payment of the merger consideration in exchange for certificates representing shares of CUNO common stock. 3M will deposit sufficient cash with the paying agent from time to time after the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of a certificate representing shares of CUNO common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt of the stock certificates and properly completed transmittal documents. Any merger consideration in respect of certificates representing shares of CUNO common stock that have not been surrendered immediately prior to the date that such merger consideration would otherwise become subject to any abandoned property, escheat or similar law will, subject to applicable law, become the property of 3M.
      You should not send your CUNO stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your CUNO stock certificates with the enclosed proxy.
      If any of your CUNO stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond, if required by the surviving corporation, in a reasonable amount that the surviving corporation deems sufficient to protect it against claims related to your lost, stolen or destroyed stock certificates.
Stock Options and Stock Appreciation Rights
      The merger agreement provides that at the completion of the merger, each option to purchase shares of CUNO common stock or each stock appreciation right, including those options that our executive officers and directors hold, will be canceled in exchange for a cash payment to the option or stock appreciation right holder equal to the excess, if any, of $72.00 over the exercise price of the option or the grant price of the stock appreciation right. 3M has agreed to make the payments described in the foregoing sentence, minus any withholding taxes required by law, within two business days of completion of the merger.
Restricted Shares and Performance Shares
      The merger agreement provides that at the completion of the merger, each CUNO restricted share and each CUNO performance share will become fully vested and will be canceled in exchange for a cash payment to the restricted share or performance share holder equal to $72.00.
Representations and Warranties
      CUNO has made customary representations and warranties to 3M and Merger Sub. In general, any such representation and warranty shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events inconsistent with such representation and warranty, has had or would be reasonably likely to have a material adverse effect with respect to CUNO. For this purpose, a material adverse effect shall not be deemed to include effects to the extent resulting from (i) changes, after the date of the merger agreement, in generally accepted accounting principles, (ii) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof, (iii) public disclosure or pendency of the transactions contemplated by the merger agreement or actions or omissions of CUNO taken with the prior written consent of 3M in contemplation of the transactions contemplated by the merger agreement, (iv) changes in the market price or trading volume of the CUNO shares (provided that this clause (iv) shall not prevent 3M from asserting that the underlying cause of such change has resulted in a material adverse effect), (v) general national, international or regional economic, financial, political or business conditions (except to the extent such conditions have a disproportionate effect on CUNO and its subsidiaries, taken as a whole), or (vi) conditions, including changes in economic, financial market, regulatory or political conditions, affecting generally the industries in which CUNO participates (except to the extent such conditions have a disproportionate effect on CUNO and its subsidiaries, taken as a whole). Certain exceptional representations and warranties have a lower standard of materiality, including those representations and warranties relating to the organization of CUNO, CUNO’s authority to undertake the merger agreement, consents and approvals required, amendment of the stockholder rights agreement, capitalization and the absence of a material adverse effect.
      The description of the Merger Agreement in this Proxy Statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the Company and 3M and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.
      CUNO has made representations and warranties to 3M and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	its certificate of incorporation and bylaws;

•	its capitalization;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	accuracy of information contained in reports and financial statements that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as GAAP;

•	absence of undisclosed liabilities;

•	required governmental filings and consents;

•	absence of changes or events that would have a material adverse effect;

•	accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	absence of undisclosed brokers’ fees;

•	employee benefits and labor matters;

•	litigation matters;

•	tax matters;

•	compliance with law;

•	environmental matters;

•	intellectual property matters;

•	real property;

•	material contracts;

•	insurance policies;

•	related party transactions;

•	receipt of an opinion from our financial advisor;

•	required vote of our stockholders;

•	inapplicability of state takeover statutes; and

•	actions with respect to the stockholder rights agreement.
      3M and Merger Sub made representations and warranties to CUNO regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	capitalization of Merger Sub;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	accuracy of information supplied for inclusion in this proxy statement;

•	required governmental filings and consents; and

•	ownership of CUNO shares.
Covenants Relating to the Conduct of Our Business
      From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause our subsidiaries) to conduct our business and operate our properties in the ordinary and usual course of business consistent with past practice, to use our reasonable best efforts to preserve intact our business organization and relationships with third parties and to keep available the services of our present officers and employees.
      During the same period, we have also agreed that we will not, among other things, do any of the following without the prior written consent of 3M, subject to certain exceptions set out in the merger agreement:

•	issue, sell, grant options or rights to acquire any shares of our capital stock or the capital stock of our subsidiaries other than shares issuable upon exercise of existing stock options;

•	acquire, redeem or amend any shares of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock or the capital stock of our subsidiaries;

•	declare, make or pay any dividend;

•	make or offer to make any acquisition for consideration in excess of $5 million, except for purchases or sales of inventory made in the ordinary course of business;

•	enter into a material contract or amend any material contract except in the ordinary course of business and consistent with past practice;

•	incur or assume any debt except for short-term debt under existing debt facilities;

•	become liable for the obligations of third parties;

•	make any loans, advances or capital contributions (other than to our subsidiaries);

•	make any investments (other than in our subsidiaries);

•	change any material financial accounting methods;

•	make any material tax election or settle or compromise any income tax liability;

•	propose or adopt any changes to our (or our subsidiaries’) certificate of incorporation or bylaws or other similar governing documents;

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors;

•	enter into any new or change any existing employment, severance, consulting or salary continuation agreements;

•	grant any increases in the compensation or benefits to officers, directors or employees;

•	take specified employee benefits and collective bargaining actions;

•	settle or agree to settle any material litigation; and

•	convene any regular or special meeting of stockholders other than the special meeting.
Mutual Covenants of CUNO, 3M and Merger Sub
      We, along with 3M and Merger Sub, have agreed to:

•	use our reasonable best efforts to take all appropriate action advisable under applicable law to consummate the merger in the most expeditious manner practicable;

•	make any required submissions under the HSR Act;

•	not engage in any transaction that would reasonably be expected to prevent or materially delay the obtaining of any regulatory approval that is a condition to the merger; and

•	cooperate with one another in efforts to obtain various governmental approvals.
      3M is not, however, obligated to limit or not exercise any rights of ownership of any securities, or to divest, dispose or hold separate any securities or all or a portion of its businesses, assets or properties of our or our subsidiaries’ business, assets or properties. 3M also is not obligated to limit its ability to conduct its businesses or own such assets or properties or to conduct our businesses or own our properties or assets or to control their respective businesses or operations or our businesses or operations.
No Solicitation of Alternative Transactions
      The merger agreement provides that we will not nor will we permit any subsidiary, director, officer or agent to:

•	solicit, initiate, or intentionally encourage or participate in any way in any discussions or negotiations with respect to any competing acquisition proposal; or

•	provide information or access to information in furtherance of any acquisition proposal.
Until such time as our stockholders approve the merger agreement, however, we may provide information to and negotiate with a third party if we receive a written bona fide unsolicited acquisition proposal and if we have complied in all material respects with specified no solicitation provisions in the merger agreement and only to the extent that:

•	our board determines in good faith that such unsolicited bona fide acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

•	our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to our stockholders under applicable law; and

•	we provide 3M with prior written notice of our intent to take any such action at least one business day prior to taking such action.
      We also have agreed to:

•	notify and provide specified information to 3M within 24 hours if any information is requested or negotiations or discussions are sought to be initiated by a potential acquirer, and to keep 3M advised on a reasonably current basis of any material developments;

•	cease any existing activities, discussions or negotiations, other than with 3M, with respect to any acquisition proposal, and to notify any such person with whom we have had any such discussions during the prior 90 days that we are no longer seeking the making of any acquisition proposal and shall request the return or destruction of any nonpublic information provided to any such person in connection with any such activities, discussions or negotiations; and

•	not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to 3M or Merger Sub, our approval and recommendation of the merger, except as set forth in the following paragraph; (ii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; (iii) release any third party from any confidentiality or standstill agreement to which we are a party or fail to reasonably enforce, at the request of 3M, or grant any material waiver, request or consent to any acquisition proposal under any such agreement, or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition proposal.
      Our board shall be permitted to withdraw or modify, in a manner adverse to 3M or Merger Sub, the approval and recommendation of the merger with respect to an acquisition proposal if we have complied in all material respects with specified no solicitation provisions in the merger agreement in respect of such acquisition proposal and only if (i) our board determines in good faith, after consultation with counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to our stockholders under applicable law and (ii) we have provided 3M with prior written notice of our intent to take any such action at least one business day prior to taking such action.
      An “acquisition proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of any material portion of the assets of, or at least 15% of the equity interest in, or businesses of, CUNO and its subsidiaries pursuant to a merger, consolidation or other business combination, sale of share of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions. A “superior proposal” means any unsolicited, bona fide acquisition proposal (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) made in writing in respect of which our board has determined in good faith (i) after consultation with its independent financial advisor, that the potential acquiror has the financial capability (including borrowing capacity) to consummate such acquisition proposal, (ii) after consultation with its independent financial advisor, that such acquisition proposal would involve consideration that is superior to the consideration under the merger agreement, and (iii) after consultation with its outside counsel and independent financial advisor, that such acquisition proposal is reasonably likely to be consummated without unreasonable delay.

Indemnification and Insurance
      3M and Merger Sub have agreed that the indemnification provisions of our and our subsidiaries’ articles of incorporation and bylaws as in effect on the date of the merger agreement will survive and will not be changed. 3M also agreed to ensure that the surviving corporation will have the creditworthiness to fulfill its indemnification obligation.
      The merger agreement provides that, for a period of at least six years after the effective time of the merger, the surviving corporation will cause to be maintained policies of directors’ and officers’ liability insurance on behalf of our officers and directors currently covered by our directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially similar coverage. However, the surviving corporation is not required to pay an annual premium in excess of 250% of the last annual premium that we paid.
Employee Matters
      The merger agreement provides that:

•	We, our subsidiaries, 3M and the surviving corporation will honor employment and severance agreements between us or our subsidiaries and our or our subsidiaries’ officers, directors and employees;

•	3M shall provide, for not less than one year following the effective time of the merger, our and our subsidiaries’ employees with compensation and employee benefits that are substantially equivalent in the aggregate to those provided in the aggregate immediately before the effective time of the merger;

•	3M shall, to the extent it determines to make our and our subsidiaries’ employees eligible to participate in 3M’s compensation and benefit plans, give credit for service rendered by our or our subsidiaries’ employees prior to the effective time of the merger for all purposes under 3M’s compensation and benefit plans (other than for purposes of benefit accrual under any defined benefit pension plans or retiree welfare benefits or as would result in a duplication of benefits) to the same extent such service was taken into account under the corresponding plans of CUNO and its subsidiaries;

•	For so long as CUNO or any of its subsidiaries maintains a 401(k) plan and 3M maintains a 401(k) plan with a loan feature for similarly situated employees, 3M will cause the CUNO 401(k) plan to retain its participant loan feature; and

•	3M shall cause the surviving company to maintain our 2005 annual bonus plans for the 2005 fiscal year and to pay all bonus amounts due under the terms of the plans. Any participant in such plans whose employment is terminated without cause by the surviving company or its subsidiaries following the effective time of the merger but prior to the payment of bonuses for the 2005 fiscal year shall receive a prorated bonus based on the portion of such year worked prior to the termination date.
Conditions to the Merger
      Our and 3M’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders’ approval of the merger agreement; and

•	the absence of any applicable law, injunction or order that prohibits or makes illegal consummation of the merger.
      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of 3M and Merger Sub in the merger agreement being true and correct;

•	3M and Merger Sub having performed in all material respects all obligations required to be performed under the merger agreement through the effective time of the merger; and

•	all specified regulatory filings being made and all required approvals being obtained.
      In addition, the obligation of 3M and Merger Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that we made in the merger agreement being true and correct, subject to the materiality standards set forth in the merger agreement;

•	we having performed in all material respects all obligations required to be performed under the merger agreement through the effect time of the merger; and

•	all specified regulatory filings being made and all required approvals being obtained.
      In the event that at any time after August 1, 2005, the applicable waiting period under the HSR Act has expired, if all other conditions to the merger have been satisfied, but any specified regulatory approval is not obtained, CUNO and 3M will use commercially reasonable efforts to consummate the merger with regard to all assets and CUNO subsidiaries other than those for which approval has not been obtained.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders) and subject to certain exceptions set forth in the merger agreement:

•	by the mutual written consent of 3M and CUNO;

•	by 3M or CUNO if any court of competent jurisdiction or other governmental entity issues an order or takes any other action prohibiting the transactions contemplated by the merger agreement;

•	by 3M or CUNO if the merger has not occurred before October 31, 2005, provided that this right to terminate will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to occur before October 31, 2005;

•	by 3M or CUNO if our stockholder approval was not obtained at a duly held meeting or at any adjournment or postponement of the meeting;

•	by 3M or CUNO if the other breaches its covenants, agreement, representations or warranties, and such breach is not cured within 30 days following written notice to the party committing such breach or if by its nature or timing such breach could not be cured;

•	by 3M if we (or our board) take or resolve to take specified actions relating to the recommendation and approval of this merger or with respect to an alternative acquisition proposal; and

•	by us if at any time prior to the adoption of the merger agreement by our stockholders and in connection with an acquisition proposal that we wish to accept, (i) we have complied with specified requirements with respect to such acquisition proposal, (ii) we give 3M three business days’ notice of our intent to terminate the merger agreement, (iii) our board determines, and has not changed its determination prior to the expiration of such three business day period, that the acquisition proposal is a superior proposal (as defined in the merger agreement), and (iv) we pay a $33 million termination fee to 3M.
Termination Fee
      The merger agreement obligates us to pay a fee in cash to 3M equal to $33 million (at the time specified in the merger agreement) if:

•	either party terminates the merger agreement after October 31, 2005 without the special meeting having been convened as a result of our willful and material violation of our obligations to call the special meeting of our stockholders and (subject to certain fiduciary exceptions for our board) use reasonable best efforts to obtain stockholder approval, and an alternative transaction is consummated, or an acquisition agreement for an alternative transaction entered into, within 12 months after termination;

•	either party terminates the merger agreement as a result of the failure of our stockholders to approve the merger, an acquisition proposal shall have been made public and not withdrawn prior to the taking of the vote at the special meeting and an alternative transaction is consummated, or an acquisition agreement for an alternative transaction entered into, within 12 months after termination (and in the case of an agreement being entered into, such alternative transaction is later consummated);

•	3M terminates the merger agreement because we (or our board) take or resolve to take specified actions relating to the recommendation and approval of this merger or take or resolve to take specified actions with respect to an alternative acquisition proposal; and

•	we terminate the agreement in connection with an acquisition proposal that we wish to accept.

Expenses
      The parties, whether or not the merger is consummated, pay their own expenses, except that, within five days following termination of this merger agreement (except for certain specified terminations), 3M shall reimburse us for the reasonable costs and expenses of preparing and filing the proxy statement with the SEC.
Amendment
      The parties may amend the merger agreement at any time before or after any approval of the merger agreement by our stockholders, but after the stockholder approval, the parties may not amend the merger agreement in a manner that decreases the merger consideration or that adversely affects the rights of our stockholders under the merger agreement unless our stockholders approve such amendment.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS
      The following table sets forth information regarding ownership of CUNO common stock as of May 26, 2005, except as otherwise noted, by:

•	each of those persons owning of record or known by CUNO to be the beneficial owner of more than 5% of outstanding CUNO common stock;

•	each of CUNO’s directors;

•	each of CUNO’s executive officers; and

•	all of CUNO’s directors and executive officers as a group.
      The number of shares of CUNO common stock outstanding on May 26, 2005 was 17,260,563. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of CUNO common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days, as of May 26, 2005.

		No. of Options
		and SARs	Total Number
	Outstanding Shares	Exercisable	of Shares	Percent
Name of Beneficial Owner	Beneficially Owned(1)	Within 60 Days	Beneficially Owned	of Class

Neuberger Berman, LLC	1,277,761	0	1,277,761	7.43%
605 Third Avenue
New York, NY 10158
Columbia Wanger Asset Management L.P.	1,265,400	0	1,265,400	7.36%
227 West Monroe Street 3000
Chicago, IL 60606
Joel B. Alvord	36,331	16,000	52,331	0.30%
Timothy B. Carney	21,239	67,032	88,271	0.51%
Charles L. Cooney	10,605	12,000	22,605	0.13%
William DeFrances	3,791	10,750	14,541	0.08%
Anthony C. Doina	10,632	50,922	61,554	0.35%
Frederick C. Flynn, Jr.	76,263	131,026	207,289	1.20%
John M. Galvin	25,235	16,000	41,235	0.24%
Thomas J. Hamlin	15,540	58,033	73,573	0.42%
Mark G. Kachur	156,218	122,038	278,256	1.61%
Colin John McLaren	1,200	21,400	22,600	0.13%
C. Edward Midgley	28,868	16,000	44,868	0.26%
David L. Swift.	23,826	16,000	39,826	0.23%
John A. Tomich	12,374	25,712	38,086	0.22%
All directors and executive officers as a group (13 persons)	422,122	562,913	985,035	5.70%

1	Includes CUNO shares held through the CUNO 401(k) plan.
SUBMISSION OF STOCKHOLDER PROPOSALS
      The deadline for receipt by us of stockholders’ proposals at CUNO’s executive offices for inclusion in CUNO’s proxy statement and form of proxy for its 2006 annual meeting, if there is one, is on or before September 27, 2005. No stockholder proposal will be considered at the 2006 annual meeting, if there is one, unless CUNO receives proper notice between November 11, 2005 and December 11, 2005 in compliance with CUNO’s bylaws. Under CUNO’s bylaws, no stockholder nomination for director may be submitted less than 60 nor more than 90 days prior to a stockholder meeting, and no stockholder proposal for other business may be submitted less than 45 nor more than 60 days prior to the first anniversary of the release of the proxy for the previous year’s annual meeting for consideration at an annual meeting. This year’s proxy statement for the annual meeting was released on February 2, 2005. If the merger is not completed and CUNO has a 2006 annual meeting, then, if public notice of the date of the 2006 annual meeting is not given at least 70 days prior to the date of the meeting, submissions must be delivered to CUNO no later than 10 days following the public announcement of the meeting date. Proposals should be submitted by certified mail, return receipt requested, addressed to CUNO at CUNO Incorporated, 400 Research Parkway, Meriden, Connecticut 06450, Attention: Secretary.
OTHER MATTERS
      The CUNO board of directors knows of no other matters that are likely to be brought before the meeting, but if other matters do properly come before the meeting which we did not have notice of prior to                     , 2005, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies will vote or act thereon in accordance with their own judgment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
      Each of CUNO and 3M are subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.
      You may also request our SEC filings by visiting the investor relations section of our website at http://www.cuno.com, by calling (203) 237-5541, or by making a written request to our Investor Relations Department at:
CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450
(203) 237-5541
      You may also request 3M SEC filings by visiting the investor relations section of the 3M website at http://www.3M.com, by calling (651) 733-8206, or by making a written request to 3M’s Investor Relations Department at:
3M Company
3M Corporate Headquarters
3M Center
St. Paul, Minnesota 55144-1000
      If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact CUNO’s proxy solicitors, Morrow & Company, toll-free at (800) 607-0088 or collect at (212) 754-8000.

Appendix A
AGREEMENT AND PLAN OF MERGER
AMONG
3M COMPANY,
CARRERA ACQUISITION CORPORATION
and
CUNO INCORPORATED
Dated as of
May 11, 2005

A-i

A-ii

A-iii

Glossary of Defined Terms

Defined Terms	Defined in Section

Acquisition Proposal	Section 5.02(f)
Affiliate	Section 8.10(a)
Agreement	Opening Paragraph
Alternative Transaction	Section 7.03(b)
Associate	Section 8.10(a)
Beneficial Ownership	Section 8.10(b)
Bonus Plans	Section 5.07(e)
Business Day	Section 8.10(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Opening Paragraph
Company 401(k) Plan	Section 5.07(d)
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(b)
Company Financial Advisor	Section 3.08
Company IP	Section 3.14(a)(ii)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 3.03(b)
Copyrights	Section 3.14(a)(i)
Corporation Law	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
DOJ	Section 5.05(b)
Effective Time	Section 1.02
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(c)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Existing Performance Shares	Section 2.04(b)
Existing Restricted Shares	Section 2.04(b)
Existing SARs	Section 2.04(a)
Existing Stock Options	Section 2.04(a)
Fee	Section 7.03(b)
Foreign Antitrust Laws	Section 3.04
Foreign Plans	Section 3.09(a)
FTC	Section 5.05(b)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.13(d)(iii)

A-1

Defined Terms	Defined in Section

HSR Act	Section 3.04
Intellectual Property	Section 3.14(a)(i)
Knowledge	Section 8.10(f)
Laws	Section 3.12
Licensed Company IP	Section 3.14(a)(iv)
Material Adverse Effect	Section 8.10(g)
Merger Consideration	Section 1.06
Material Contract	Section 3.16
Merger	Section 1.01
Merger Sub	Opening Paragraph
Owned Company IP	Section 3.14(a)(iii)
Owned Real Property	Section 3.15(a)
Parent	Opening Paragraph
Patents	Section 3.14(a)(i)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.10(h)
Plans	Section 3.09(a)
Potential Acquiror	Section 5.02(b)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)
Release	Section 3.13(d)(iv)
Rights Agreement	Section 3.22
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Share	Section 1.06
Software	Section 3.14(a)(i)
Special Meeting	Section 5.04
Stock Option Plans	Section 2.04(a)
Subsidiary	Section 8.10(i)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(f)
Surviving Corporation	Section 1.01
Trade Secrets	Section 3.14(a)(i)
Trademarks	Section 3.14(a)(i)
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(l)

A-2

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 11, 2005, among 3M Company, a Delaware corporation (“Parent”), Carrera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CUNO Incorporated, a Delaware corporation (the “Company”).
RECITALS
      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, their respective stockholders;
      WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement and approve the transactions contemplated hereby;
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
      Section 1.01.     The Merger.     Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) as soon as practicable, but in any event within two Business Days (as defined below), following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to the satisfaction or waiver, if permissible, thereof). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “CUNO Incorporated” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.
      Section 1.02.     Consummation of the Merger.     Subject to the provisions of this Agreement, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section 1.02, a closing (the “Closing”) will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”
      Section 1.03.     Effects of the Merger.     The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.
      Section 1.04.     Certificate of Incorporation and Bylaws.     The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is CUNO Incorporated” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.
      Section 1.05.     Directors and Officers.     The directors of Merger Sub immediately prior to the Effective Time and the officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.
      Section 1.06.     Conversion of Shares.     Each share of common stock of the Company, par value $0.001 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $72.00, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 2.02(b) or as otherwise provided in Section 2.02(c). At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.
      Section 1.07.     Conversion of Common Stock of Merger Sub.     Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.
      Section 1.08.     Withholding Taxes.     Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and duly paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
      Section 1.09.     Subsequent Actions.     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
Dissenting Shares; Payment for Shares; Options
      Section 2.01.     Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with

Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
      Section 2.02.     Payment for Shares.     (a) From time to time after the Effective Time, Parent will make available to a bank or trust company designated by Parent and reasonably approved prior to the Closing by the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.
      (b) As soon as reasonably practicable (but in any event within five Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.
      (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.
      (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for nine months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.
      Section 2.03.     Closing of the Company’s Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
      Section 2.04.     Existing Stock Options and Stock Appreciation Rights; Existing Restricted Shares and Performance Shares.     (a) Effective at the Effective Time, each option to purchase Shares (“Existing Stock Options”) or Stock Appreciation Right (“Existing SARs”) granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Non-Employee Director Stock Option Plan or the 1996 Stock Incentive Plan (together, the “Stock Option Plans”) shall be cancelled and converted into the right to receive, as soon as practicable following the Effective Time (but in any event within two Business Days following the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Existing Stock Option or Existing SAR multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price (or grant price in the case of Existing SARs) per share of the Shares subject to such Existing Stock Option or Existing SAR (with the aggregate amount of such payment rounded to the nearest cent) less applicable withholding taxes, if any, required to be withheld with respect to such payment.
      (b) Immediately prior to the Effective Time, each award of restricted Shares (collectively, the “Existing Restricted Shares”) or performance shares (collectively, the “Existing Performance Shares”) shall become fully vested and shall be cancelled and converted into the right to receive, as soon as practicable following the Effective Time (but in any event within two Business Days following the Effective Time), an amount in cash equal to the product of (x) the number of Existing Restricted Shares or Existing Performance Shares multiplied by (y) the Merger Consideration, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.
      (c) Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 2.04.
ARTICLE III
Representations and Warranties
of The Company
      Subject in the case of each representation and warranty in this Article III to Section 8.01(b) and except with respect to any Section of this Article III, as set forth in the Section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically relates to such Section (or in any other Section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent) the Company represents and warrants to Parent and Merger Sub as follows:
      Section 3.01.     Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to

Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.
      Section 3.02.     Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on the day immediately preceding the date hereof, 16,971,101 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 2,747 Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 1,110,813 Shares at a weighted average per share exercise price of $32.95, 270,810 Existing Restricted Shares, 14,600 Existing Performance Shares and Existing SARs representing the right to appreciation in 29,200 Shares at a weighted average per share grant price of $52.43. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not, except as permitted by this Agreement, granted any options, stock appreciation rights (whether settled in shares or cash), performance shares, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the Existing Stock Options, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.
      (b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

      Section 3.03.     Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
      (b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company, (iv) consented to this Agreement and the transactions contemplated hereby in accordance with the terms and provisions of the Confidentiality Agreement, dated April 21, 2005, between Parent and the Company (the “Confidentiality Agreement”), (v) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (vi) adopted a resolution irrevocably resolving to elect, to the extent permitted by Law, not to be subject, for purposes of this Agreement, to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.
      Section 3.04.     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound the absence of which consent, waiver or approval or the occurrence of which default or right would reasonably be expected to have a Material Adverse Effect on the Company, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.
      Section 3.05.     Reports; Financial Statements. (a) Since October 31, 2002, the Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True, correct and complete copies of all filings made by the Company with the SEC since such date (the “Company SEC Reports”) and prior to the date hereof, whether or not required under applicable Laws, rules and regulations and including any registration statement filed by the Company under the

Securities Act of 1933, as amended (the “Securities Act”), have been made available to Parent. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any Company SEC Report.
      (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.
      (c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The information with respect to the Company’s internal controls made available by the Company to Parent prior to the date hereof has included any such disclosures made by management to the Company’s auditors and audit committee.
      (d) Since October 31, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
      (e) Neither the Company nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof or (ii) incurred in the ordinary course of business consistent with past practice since January 31, 2005 that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.10).
      Section 3.06.     Absence of Certain Changes. Since January 31, 2005, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, change in condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the

Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.01(c), (d), (e), (f), (g) or (h).
      Section 3.07.     Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
      Section 3.08.     Brokers; Certain Expenses. No Person (other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.
      Section 3.09.     Employee Benefit Matters/ Employees. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute (the “Plans”) provided, that Plans maintained in jurisdictions other than the United States (“Foreign Plans”) are not listed on Section 3.09(a) of the Disclosure Letter (but a list of Foreign Plans will be provided to Parent within 30 days following the date hereof). Prior to the date hereof, the Company has provided or made available (or, with respect to Foreign Plans, will provide or make available to Parent within 30 days of the date hereof) to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity; (vii) all amendments or modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; (ix) any prospectus or other filing with the SEC; and (x) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
      (b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.
      (c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code and to the knowledge of Company no condition exists that would reasonably be expected to cause the Company or any ERISA Affiliate of the Company to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due), or after the Effective Time, Parent or any of its Affiliates.
      (d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiemployer plan” (as defined in Section 413 of the Code); (ii) no such plan has been terminated so as to result, directly or indirectly, in any material unpaid liability, contingent or otherwise, to the Company or any of its Subsidiaries under Title IV of ERISA; (iii) no complete or partial withdrawal from such plan has been made by the Company or any of its Subsidiaries, or by any other Person, so as to result in a material unpaid liability to the Company or any of its Subsidiaries, whether such liability is contingent or otherwise; (iv) to the knowledge of the Company, no proceeding has been initiated by any Person (including the PBGC) to terminate any such plan or to appoint a trustee for any such plan; (v) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (vi) no “reportable event” (as defined in ERISA) for which the 30 day reporting requirement has not been waived has occurred with respect to any such plan within the past twelve months, nor has any notice of such event or similar notice to any foreign regulatory agency been required to be filed for any such plan within the past twelve months; and (vii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.
      (e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.
      (f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.
      (g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
      (h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.
      (i) Neither the Company nor any of its Subsidiaries has disseminated in writing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.
      (j) There are on the date hereof no outstanding loans or other extensions of credit between the Company or any of its Subsidiaries and any officer or director thereof.
      (k) To the knowledge of the Company as of the date hereof, with respect to each Plan that is subject to Title IV of ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent financial statements provided to Parent by the Company.
      (l) To the knowledge of the Company as of the date hereof, substantially all current exempt employees of the Company or any of its Subsidiaries have executed an agreement with the Company or such Subsidiary substantially in the form provided by the Company to Parent prior to the date hereof, covering such topics as confidentiality of information, competition with the Company and rights to inventions.
      (m) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Section 3.09 of the Disclosure Letter sets forth a true, correct and complete list of all collective bargaining agreements to which the Company or any of its Subsidiaries is a party. No labor union or other bargaining representative is engaged in or seeking to be engaged in collective bargaining with respect to employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.
      (n) As of the date hereof, no current employee having total annual compensation of more than $100,000 has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.
      (o) With respect to each open workers compensation claim exceeding $100,000 involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. There are no other workers’ compensation claims open against the Company or any of its Subsidiaries nor, to the knowledge of the Company as of the date hereof, does any circumstance exist that is reasonably likely to result in such a claim.
      (p) The Company and each of its Subsidiaries has complied in all material respects with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.
      (q) There are no pending or, to the knowledge of the Company, threatened investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental

Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state agency.
      Section 3.10.     Litigation.     There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Section 3.10 of the Disclosure Letter sets forth a true, correct and complete list of all litigation resolved or settled in the three years prior to the date hereof that would be, but for such resolution or settlement, material to the Company and its Subsidiaries, taken as a whole.
      Section 3.11.     Tax Matters.     (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them without regard to whether such Taxes have been assessed. The Company has made available to Parent true, correct and complete copies of all income and franchise Tax returns set forth under the heading “List of Tax Returns Provided” in Section 3.11 of the Disclosure Letter.
      (b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States generally accepted accounting principles, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
      (c) All federal income Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through the year ending in 1999. There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company does not know of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
      (d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
      (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

      (f) There is no contract or agreement in existence (other than a contract or agreement between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company) under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.
      (g) To the knowledge of the Company, no claim has ever been made in writing by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.
      (h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.
      (i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
      (j) To the knowledge of the Company, the Company and each of its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder.
      (k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.
      (l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof. It is agreed and understood that the only representation and warranty provided by the Company hereunder regarding Taxes is this Section 3.11.
      Section 3.12.     Compliance with Law; No Default.     Neither the Company nor any of its Subsidiaries is or has been within the past four years in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and each of its Subsidiaries are in compliance with the terms of such Permits.
      Section 3.13.     Environmental Matters.     (a) Each of the Company and its Subsidiaries is, and has been during the past four years, in all material respects in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. No facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no Releases of Hazardous Materials on properties currently (or, to the knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries
      (b) The Company has to its knowledge made available to Parent complete copies of all environmentally related audits, studies, reports, analyses and results of investigations in the possession or control of the Company with respect to currently or previously owned, and currently leased or operated properties of the Company, or any of its current Subsidiaries.
      (c) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.
      (d) For purposes of the Agreement:

(i) “Environmental Laws” means all Laws and state common law relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute relating to human health and safety or the environment, as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including any persistent organic pollutants referenced in the Stockholm Convention on Persistent Organic Pollutants.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.
      Section 3.14.     Intellectual Property.
      (a) Definitions:
      (i) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, trade names and the goodwill associated with the foregoing (“Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship (“Copyrights”); (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (v) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (“Software”); (vi) domain names and uniform resource locators; (vii) data; and (viii) claims, causes of action and defenses relating to the enforcement of any of the foregoing, in each case including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity.
      (ii) “Company IP” means, as of a specified date, all Intellectual Property that is used or held for use (including all Owned Company IP) in connection with the business of the Company and each of its Subsidiaries as of such date.
      (iii) “Owned Company IP” means that portion of the Company IP that is owned by the Company or any of its Subsidiaries.
      (iv) “Licensed Company IP” means all Company IP other than the Owned Company IP.
      (b) Section 3.14(b) of the Disclosure Letter sets forth a true, correct and complete list of the following categories of Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names and uniform resource locators; (iii) all Patents; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration, including deadlines for any renewals or other required filings.
      (c) Section 3.14(c) of the Disclosure Letter separately sets forth a list of (i) all material agreements under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP and (ii) all material agreements under which the Company or any of its Subsidiaries has licensed to others the right to use any of the Company IP, in each case specifying the parties to the agreement, a description of the Company IP that is licensed, any royalty payments owed thereunder and whether the license is exclusive or non-exclusive.
      (d) The Intellectual Property owned by the Company and its Subsidiaries, together with the Intellectual Property held under license by the Company and its Subsidiaries, constitutes all of the Company IP, and such Intellectual Property is sufficient for the conduct of the business of the Company and each of its Subsidiaries as currently conducted.
      (e) The Company or one of its Subsidiaries has all right, title and interest in, or valid and binding license to use, all of the Company IP free and clear of all encumbrances other than encumbrances which do not materially interfere with the Company’s use and enjoyment of the Company IP or materially detract from or diminish the value thereof. The Company IP is valid and enforceable. Except as previously disclosed to Parent, with respect to all Patents, Patent applications, Trademarks and Trademark applications constituting

Owned Company IP, the Company has a clear recorded chain of title in the patent or trademark office of each country in which such Patent, Patent application, Trademark or Trademark application exists. To the Company’s knowledge as of the date hereof, the Company has received no adverse written opinions or claims regarding the validity or enforceability of any Company IP. The Company has received no written notice from any Person pertaining to or challenging the validity or enforceability of, or right of the Company to use, any Company IP.
      (f) The Company and each of its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain the Company IP, and where the Company or any of its Subsidiaries has registered any Company IP, all such registrations are, to the Company’s knowledge, valid and subsisting. To the Company’s knowledge as of the date hereof, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person, and all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful.
      (g) To the Company’s knowledge, none of the use or exploitation of any Company IP or the conduct and operations of the business of the Company and each of its Subsidiaries in the manner currently conducted or the provision of goods and services thereby, infringes upon, misappropriates, violates or conflicts in any way with the rights of any Person (including rights in Intellectual Property). There is no pending written or to the Company’s knowledge threatened assertion or claim and there has been no such written assertion or claim in the last four years asserting or claiming that the Company’s or any of its Subsidiaries’ use or exploitation of any Company IP or that the conduct of the business of the Company or any of its Subsidiaries infringes upon, misappropriates, violates or conflicts in any way with the rights of any Person (including rights in Intellectual Property). Neither the Company nor any of its Subsidiaries is a party to any action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.
      (h) Neither the Company nor any of its Subsidiaries has, within the past two years, given or received any notice of default, and no event has occurred which with the giving of notice or the lapse of time or both would constitute a default, under any agreement relating to the Company IP. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person currently is in default with regard to any agreement relating to the Company IP.
      (i) To the knowledge of the Company, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Owned Company IP or any breaches by any Person of any licenses or other agreements involving Company IP.
      Section 3.15.     Real Property.     (a) Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all liens, charges and encumbrances other than liens, charges and encumbrances which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. There are no purchase options, rights of first refusal or similar right outstanding with respect to any of the Owned Real Properties. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has heretofore made available to Parent true, correct and complete copies of all leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease.
      (b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real

Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of January 31, 2005 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property leases.
      Section 3.16.     Material Contracts.     Section 3.16 of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which (a) involve or could be expected to involve aggregate payments by the Company in excess of $500,000 or payments to the Company in excess of $1,000,000 (excluding purchase orders entered into in the ordinary course of business consistent with past practice), (b) would be required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (c) is material to the Company and its Subsidiaries taken as a whole (including any joint venture or partnership agreements), (d) restricts or limits in any way the ability of the Company or any of its Subsidiaries to conduct business or (e) is a standstill agreement (each, a “Material Contract”). Each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract.
      Section 3.17.     Insurance.     Section 3.17 of the Disclosure Letter sets forth a true, correct and complete list of all insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. All policies listed in Section 3.17 of the Disclosure Letter are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies.
      Section 3.18.     Related Party Transactions.     Except as set forth in the Company SEC Reports filed prior to the date hereof, no director, officer or Affiliate of the Company (a) has outstanding any material indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any material direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, Affiliate or Associate of, or consultant or lender to, or borrower from, or has the right to materially participate in the management, operations or profits of, any Person or entity which (i) is a material competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries or (ii) is a party to any material transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any material contract, arrangement or understanding with the Company or any of its Subsidiaries.
      Section 3.19.     Opinion.     The Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares.
      Section 3.20.     Required Vote of Company Stockholders.     The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger.
      Section 3.21.     State Takeover Statutes Inapplicable.     The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.05 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company no other Takeover Law is applicable to, the Merger and the transactions contemplated hereby.
      Section 3.22.     Rights Agreement.     The Company or the Board of Directors of the Company, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or result in Parent being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing. For purposes of this Agreement, “Rights Agreement” means the Rights Agreement, dated August 19, 1996, as amended, between the Company and Chasemellon Shareholder Services L.L.C.
ARTICLE IV
Representations and
Warranties of Parent and Merger Sub
      Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:
      Section 4.01.     Organization and Qualification.     Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.
      Section 4.02.     Authority for this Agreement.     Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
      Section 4.03.     Proxy Statement.     None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.04.     Consents and Approvals; No Violation.     Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.
      Section 4.05.     Ownership of Shares.     Parent and Merger Sub do not own any Shares.
ARTICLE V
Covenants
      Section 5.01.     Conduct of Business of the Company.     Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or in Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by wholly owned Subsidiaries of the Company with regard to their capital stock or other equity interests);

(d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $5 million or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract except, in each case in this clause (ii), in the ordinary course of business and consistent with past practice;

(e) incur or assume any long-term debt or short-term debt, except for short-term debt or other borrowings for working capital purposes under the Company’s existing revolving credit facility incurred in the ordinary course of business consistent with past practice;

(f) assume, guarantee, endorse or otherwise take action to become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except Subsidiaries of the Company other than indemnities and similar provisions included in contracts in the ordinary course of business and consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company);

(h) change any material financial accounting methods, principles or practices used by it, except as required by United States generally accepted accounting principles;

(i) except, in each case, as would not be reasonably likely to have a Material Adverse Effect with respect to the Company, make any Tax election or settle or compromise any federal, state or local income Tax liability (it being understood that no provision of this Section 5.01 other than this Section 5.01(i) shall apply to any Tax elections, settlements, compromises, filings or other Tax compliance matters);

(j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

(k) grant any stock-related, performance or similar awards or bonuses;

(l) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(m) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(o) enter into, amend in any material respect, or extend any collective bargaining or other labor agreement;

(p) other than as required by applicable Law or as required pursuant to the terms of an existing Plan, adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

(q) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at January 31, 2005 or incurred subsequent to that date in the ordinary course of business consistent with past practice;

(r) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting; or

(s) agree in writing or otherwise to take any of the foregoing actions; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves that do not result in value leaving the Company and its Subsidiaries taken as a whole.
      Section 5.02.     No Solicitation.     (a) The Company shall not, and shall not permit its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates to, directly or indirectly, solicit, initiate, or intentionally encourage or participate in any way in any discussions or negotiations with respect to, any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in furtherance of any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.02 by any officer, director, employee, investment banker, attorney, agent, representative or Affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with confidentiality terms at least as restrictive as, the Confidentiality Agreement, the Company may furnish, at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares, information to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide Acquisition Proposal if (i) the Company has complied in all material respects with this Section 5.02 with respect to such Acquisition Proposal and (ii) only to the extent that (A) the Board of Directors of the Company determines that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (B) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (C) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.
      (b) The Company will promptly (and in any event within 24 hours) notify Parent, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other material terms of such request, inquiry or Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates on its behalf) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a reasonably current basis of any material developments with respect thereto.
      (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 90 days that the Company is no longer seeking the making of any Acquisition Proposal and withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.
      (d) The Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation of the Merger as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to reasonably enforce, at the request of Parent, or grant any material waiver, request or consent to any Acquisition Proposal under, any such agreement, or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to take the actions described in clause (i) above (A) with respect to an Acquisition Proposal if the Company has complied in all material respects with this Section 5.02 in respect of such Acquisition Proposal and (B) only if (x) the Board of Directors of the Company determines in good faith, after consultation with counsel, that the failure to take such action would reasonably be considered to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (y) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Confidentiality Agreement to be inapplicable to this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.
      (e) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (subject to Parent’s rights in Section 7.01(f)).
      (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire Beneficial Ownership of any material portion of the assets of, or at least 15% of the equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing in respect of which the Board of Directors of the Company has determined in good faith (A) after consultation with its independent financial advisor, that the Potential Acquiror has the financial capability (including borrowing capacity) to consummate such Acquisition Proposal, (B) after consultation with its independent financial advisor, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Merger and (C) after consultation with its outside counsel and independent financial advisor, that such Acquisition Proposal is reasonably likely to be consummated without unreasonable delay.
      Section 5.03.     Access to Information.     (a) From and after the date of this Agreement, subject to applicable requirements of Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts (subject to applicable confidentiality restrictions), commitments and records (including Tax returns) of the Company and its Subsidiaries and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. All requests by Parent and its Subsidiaries for information and access hereunder shall be coordinated through the office of the Chief Financial Officer of the Company.
      (b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement, which shall remain in effect following any termination of this Agreement (until terminated pursuant to the terms thereof).
      Section 5.04.     Stockholder Approval.     The Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.02, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement. As long as this Agreement is in effect, the Company shall comply with this Section 5.04 even if its Board of Directors shall have withdrawn, modified or qualified its recommendation of the Merger.
      Section 5.05.     Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and

Merger Sub shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby, (ii) neither the Company nor Parent (including their respective Subsidiaries) shall engage in any transaction that would reasonably be expected to prevent or materially delay the obtaining of any regulatory approval that is required as a condition to Closing under Article VI, and (iii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; provided that obtaining the consents, approvals, permits and authorizations specified in clause (iii) shall not be a condition to closing the transactions contemplated by this Agreement except as expressly provided in Article VI.
      (b) Each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced in Section 5.05(a), use its reasonable best efforts to (i) subject to applicable law, permit the other party or the other party’s outside counsel to review in advance any proposed written communication between it and any Governmental Entity, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the Department of Justice (“DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, and (iv) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger, except that (A) any materials concerning Parent’s valuation of the Company or the Company’s valuation of the transaction may be redacted and (B) any proprietary information of one party not previously disclosed to the other party may be disclosed only to the other party’s outside counsel, at the option of the disclosing party.
      (c) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.
      Section 5.06.     Indemnification and Insurance.     (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company’s Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agrees that in the event of any action by the Surviving Corporation or by Parent with respect to the Surviving Corporation that causes the Surviving Corporation’s creditworthiness to be materially adversely affected, Parent shall ensure that the Surviving Corporation fulfills its indemnification obligations referred to in the preceding sentence.

      (b) Parent will ensure that the Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time, policies of directors’ and officers’ liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors’ and officers’ liability insurance policies to pay aggregate premiums in excess of 250% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is not in excess of $350,000); and provided, further, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount.
      (c) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in this Section 5.06 (whether or not parties to this Agreement).
      Section 5.07.     Employee Matters.     (a) Prior to the Effective Time, except as set forth below or as mutually agreed by the parties to the relevant agreement, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 3.09(a) of the Disclosure Letter.
      (b) For a period of not less than one year following the Effective Time, Parent shall provide, or shall cause to be provided, to the current employees of the Company and its Subsidiaries treated as a group (other than Company Employees subject to a collective bargaining agreement) (the “Company Employees”) compensation and employee benefits that are substantially equivalent in the aggregate to those provided to the Company Employees in the aggregate immediately before the Effective Time.
      (c) To the extent Parent determines to make Company Employees eligible to participate in particular compensation and benefit plans of Parent, the Surviving Corporation or its Subsidiaries, Parent will, and will cause the Surviving Corporation to, cause service rendered by Company Employees prior to the Effective Time to be credited for all purposes under compensation and employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries (other than for purposes of benefit accrual under any defined benefit pension plans or retiree welfare benefits, including retiree medical benefit plans, or as would result in a duplication of benefits; provided, however, that in the event any Company Employee participates in any defined benefit plans of Parent, the Surviving Corporation or its Subsidiaries such employee will accrue additional benefits for each year of participation in any such defined benefits plan so long as other similarly situated employees of Parent, the Surviving Corporation or its Subsidiaries are accruing benefits under such plan), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries (and their respective predecessors) for those purposes. Company Employees and their dependents will be immediately eligible to participate, without waiting time, in any employee benefit plans of Parent and its Subsidiaries providing benefits to such Employees to the extent such employee benefit plans replace comparable Plans in which such individuals participated immediately before the Effective Time, and will not be subject to any pre-existing condition limitation or actively at work requirements under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Company Employees credit under such plans for the year in which the Effective Date occurs for co-payments made and deductibles satisfied prior to the Effective Time.
      (d) For so long after the Effective Time as the Company or any of its Subsidiaries maintains a 401(k) plan (all such plans, the “Company 401(k) Plan”), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan.

      (e) Section 5.07(e) of the Company Disclosure Letter sets forth the aggregate target bonus opportunity of all Company Employees under the Bonus Plans (as defined below) for the 2005 fiscal year. Parent shall cause the Company to continue to maintain the Company’s 2005 annual bonus plan(s) set forth in Section 3.09(a) of the Company Disclosure Letter (the “Bonus Plans”) for the 2005 fiscal year and shall pay Company Employees all bonus amounts due under such Bonus Plans pursuant to the terms of the Bonus Plans. Company performance in respect of calculations made under the Bonus Plans, to the extent applicable for fiscal year 2005 shall be calculated without use of any negative discretion and without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. Participants who are terminated by the Surviving Corporation or its Subsidiaries without cause following the Effective Time but prior to payment of bonuses for fiscal year 2005 will be paid a pro rata bonus when bonuses are paid for the fiscal year based on the number of days such participant was employed prior to the end of the 2005 fiscal year, divided by 365. Bonuses for the 2005 fiscal year will be paid no later than 2 1/2 months following the end of the fiscal year.
      Section 5.08.     Takeover Laws.     The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.
      Section 5.09.     Proxy Statement.     The Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders.
      Section 5.10.     Notification of Certain Matters.     Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions to the other’s obligation to consummate the Closing set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice; and provided, further, that the failure to deliver any notice pursuant to this Section 5.10 shall not be considered in determining whether the conditions set forth in Article VI have been satisfied.
      Section 5.11.     Litigation.     In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto. Without limitation to the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).
      Section 5.12.     Subsequent Filings.     Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such report filed with the SEC.
      Section 5.13. Press Releases. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party an opportunity to comment thereon), except as may be required by applicable Law or stock exchange or NASDAQ requirements.
ARTICLE VI
Conditions to Consummation of the Merger
      Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been adopted by the requisite affirmative vote of the holders of Shares entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
      Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standard set forth in Section 8.01(b)) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Regulatory Approvals. All regulatory filings set forth in Section 3.04(b)(i) of the Disclosure Letter shall have been made and, as applicable, all required approvals thereunder shall have been obtained and all required waiting periods thereunder shall have expired or been earlier terminated, and no such regulatory approval shall have resulted in the imposition of any condition that would require any of the actions, or impose any of the limitations, referred to in Section 5.05(c); provided, however, that in the event that at any time after August 1, 2005, any regulatory approval set forth in the Section 3.04(b)(i) of the Disclosure Letter (other than the expiration of the applicable waiting period under the HSR Act) has not been obtained and all other closing conditions have been satisfied, the parties shall exercise their commercially reasonable efforts to consummate the Merger with regard to all assets and Subsidiaries of the Company other than those subject to the regulatory approvals that have not been obtained.
      Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date subject to the standard set forth in

Section 8.01(c)) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(c) Regulatory Approvals. All regulatory filings set forth in Section 3.04(b)(i) of the Disclosure Letter shall have been made and, as applicable, all required approvals thereunder shall have been obtained and all required waiting periods thereunder shall have expired or been earlier terminated; provided, however, that in the event that at any time after August 1, 2005, any regulatory approval set forth in the Section 3.04(b)(i) of the Disclosure Letter (other than the expiration of the applicable waiting period under the HSR Act) has not been obtained and all other closing conditions have been satisfied, the parties shall exercise their commercially reasonable efforts to consummate the Merger with regard to all assets and Subsidiaries of the Company other than those subject to the regulatory approvals that have not been obtained.

ARTICLE VII
Termination; Amendment; Waiver
      Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in material violation of this Agreement;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before October 31, 2005 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either the Company or Parent, if the requisite affirmative vote of the holders of Shares shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02(a), 6.02(b), 6.03(a) or 6.03(b), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent, if the Company or its Board of Directors shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or resolved to take any such action), whether or not permitted by the terms hereof, by written notice delivered to the Company within twenty Business Days after Parent becoming aware that the Company or its Board of Directors has taken such action; or

(g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, in connection with an Acquisition Proposal that the Company wishes to accept, (i) the Company has complied in all material respects with Section 5.02 with respect to such Acquisition Proposal, (ii) the Board of Directors of the Company determines, and has not changed its determination prior to the expiration of the three Business Day period specified in the next clause, that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company has provided Parent prior written notice of its intent to terminate this Agreement pursuant to this Section 7.01(g) at least three Business Days prior to taking such action and (iv) the Company pays the Fee (as defined below) prior to or simultaneously with such termination.
      The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.
      Section 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.
      Section 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, within five days following any termination of this Agreement (other than a termination by Parent pursuant to Section 7.01(e) or (f) or a termination by the Company pursuant to Section 7.01(g)), Parent shall reimburse the Company for the reasonable costs and expenses of preparing and filing the Proxy Statement with the SEC.
      (b) The Company shall pay to Parent a fee of thirty-three million dollars ($33,000,000) (the “Fee”), if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) without the Special Meeting having been convened as a result of the Company’s willful and material violation of Section 5.04 and (B) an Acquisition Proposal shall have been made public and not withdrawn prior to the date specified in Section 7.01(c), then, if any Alternative Transaction is consummated, or an acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(ii) if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(d) and (B) an Acquisition Proposal shall have been made public and not withdrawn prior to the taking of the vote at the Special Meeting, then, if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination which Alternative Transaction is later consummated, the Company shall pay the Fee on the date of such consummation;

(iii) if this Agreement is terminated by Parent pursuant to Section 7.01(f), then the Company shall pay the Fee on the Business Day following such termination; or

(iv) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination.
For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(f) except that the references therein to “15%” shall be replaced by “50%”.

      (c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the stockholders of the Company have approved this Agreement.
      Section 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
      Section 7.05. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
      (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
Miscellaneous
      Section 8.01.     Representations and Warranties. (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.
      (b) For purposes of determining whether any representation or warranty of the Company contained in Article III (including, for avoidance of doubt, any such representation or warranty specifying that any information has been provided or is set forth in the Disclosure Letter) is untrue or incorrect for any purpose under this Agreement, or whether the Company shall have breached any such representation or warranty as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty can be made at the Closing), the following standards shall apply:

(i) Any such representation and warranty (other than those referred to in clause (ii) or (iii) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events inconsistent with such representation or warranty, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty);

(ii) Any representation and warranty contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.04 (Consents and Approvals; No Violation),

3.08 (Brokers; Certain Expenses), or 3.22 (Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect; and

(iii) Any representation and warranty contained in Section 3.02 (Capitalization) or 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect, except for de minimis failures to be true and correct.

      (c) No representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and Parent and Merger Sub shall not be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or when taken together with all other facts, circumstances, changes or events inconsistent with any representations or warranties contained in Article IV has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.
      Section 8.02.     Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.
      Section 8.03.     Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or Federal court located in the City of Wilmington, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such court in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware state or Federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
      Section 8.04.     Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      Section 8.05.     Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with confirmation of receipt, as follows:
           if to Parent or Merger Sub:
           3M Company
           3M Center
           St. Paul, Minnesota 55144
           Attention:      Gregg M. Larson, Esq.
           Facsimile:     (651) 737-2553
           with a copy to:
           Cleary Gottlieb Steen & Hamilton LLP
           One Liberty Plaza
           New York, New York 10006
           Attention:      Christopher E. Austin, Esq.
           Facsimile:     (212) 225-3999
           if to the Company:
           CUNO Incorporated
           400 Research Parkway
           Meriden, Connecticut 06450
           Attention:      John A. Tomich, Esq.
           Facsimile:     (203) 237-5541
           with a copy to:
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10009
           Attention:      Edward D. Herlihy, Esq.
                                  Trevor S. Norwitz, Esq.
           Facsimile:     (212) 403-2000
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
      Section 8.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.
      Section 8.07.     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      Section 8.08.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons) and Section 2.02 (which is intended to be for the benefit of the holders of Shares, and may be enforced by any such Persons).
      Section 8.09.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

      Section 8.10.     Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “hereby” shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(e) “including” shall be deemed to be followed by the phrase “without limitation”;

(f) “knowledge” of the Company with respect to any matter means the actual knowledge of the Company’s senior executive officers of a particular fact or other matter after due inquiry with respect thereto;

(g) “Material Adverse Effect” shall mean, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) public disclosure or pendency of the transactions contemplated hereby or actions or omissions of the Company taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby, (D) changes in the market price or trading volume of the Shares (provided that this clause (D) shall not prevent Parent from asserting that the underlying cause of such change has resulted in a Material Adverse Effect), (E) general national, international or regional economic, financial, political or business conditions (except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole) or (F) conditions, including changes in economic, financial market, regulatory or political conditions, affecting generally the industries in which the Company participates (except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole); or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement.

(h) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(i) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

3M COMPANY

By:	/s/ Harold J. Wiens

Harold J. Wiens
Executive Vice President

CARRERA ACQUISITION CORPORATION

By:	/s/ Harold J. Wiens

Harold J. Wiens
President, Secretary and Treasurer

CUNO INCORPORATED

By:	/s/ Frederick C. Flynn, Jr.

Frederick C. Flynn, Jr.
Senior Vice President and Chief Financial Officer

Appendix B
[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]
May 11, 2005
The Board of Directors
CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share, of CUNO Incorporated (“CUNO” and, such common stock, “CUNO Common Stock”) of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of May 11, 2005 (the “Merger Agreement”), among 3M Company (“3M”), Carrera Acquisition Corporation, a wholly owned subsidiary of 3M (“Merger Sub”), and CUNO. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into CUNO (the “Merger”) and (ii) each outstanding share of CUNO Common Stock will be converted into the right to receive $72.00 in cash (the “Merger Consideration”).
      In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of CUNO and certain senior officers and other representatives and advisors of 3M concerning the business, operations and prospects of CUNO. We examined certain publicly available business and financial information relating to CUNO as well as certain financial forecasts and other information and data relating to CUNO which were provided to or otherwise discussed with us by the management of CUNO. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CUNO Common Stock; the historical and projected earnings and other operating data of CUNO; and the capitalization and financial condition of CUNO. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CUNO. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
      In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of CUNO that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to CUNO provided to or otherwise reviewed by or discussed with us, we have been advised by the management of CUNO that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CUNO as to the future financial performance of CUNO. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CUNO or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CUNO nor have we made any physical inspection of the properties or assets of CUNO. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of CUNO, nor were we requested to consider, and our opinion does not address, the underlying business decision of CUNO to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for

B-1

The Board of Directors
CUNO Incorporated
May 11, 2005

CUNO or the effect of any other transaction in which CUNO might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to CUNO in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to CUNO unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including having acted as CUNO’s financial advisor in 2004 in connection with an acquisition transaction. We and our affiliates also in the past have provided, and in the future may provide, services to 3M unrelated to the proposed Merger, for which services we and such affiliates have received, and would expect to receive, compensation, including having acted as an agent for a medium-term notes issuance by 3M in 2003 and as trustee under the indenture governing such medium-term notes. In addition, one of our affiliates is a lender under a credit facility of 3M, for which services such affiliate has received, and expects to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of CUNO and 3M for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CUNO, 3M and their respective affiliates.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of CUNO in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of CUNO Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

B-2

Appendix C
DELAWARE GENERAL CORPORATION LAW
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
§ 262 Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CUNO INCORPORATED
400 Research Parkway
Meriden, Connecticut 06450

This proxy is solicited on behalf of the Board of Directors of Cuno Incorporated
For the Special Meeting of Stockholders, [     ], 2005

               The undersigned hereby appoints Mark G. Kachur, Thomas J. Hamlin, and Timothy B. Carney, and each or any of them, attorneys and proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all shares of Common Stock of CUNO INCORPORATED (the “Company”) held of record by the undersigned on [  ], 2005 at the Special Meeting of Stockholders of the Company to be held on [  ], 2005, and any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matter properly presented:

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Admission Ticket

You must present this ticket to gain entry into the Special Meeting.

Your vote is important. Please vote immediately.

Vote-by-lnternet Log on to the Internet and go to http://www.eproxyvote.com/cuno	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain
1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2005, by and among 3M Company, Carrera Acquisition Corporation and CUNO Incorporated	[ ]	[ ]	[ ]

2.	In their discretion, the proxies are authorized to vote on such other matters as may properly come before the special meeting or any adjournment of the special meeting.	[ ]	[ ]	[ ]

(Continued, and to be dated and signed, on the other side)

Detach Card

(Continued from the other side)

               THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Date:	, 2005

Signature

Signature (if held jointly)

Important: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.